UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VICURON PHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules:

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Vicuron Pharmaceuticals Inc.

2)	Aggregate number of securities to which transaction applies:

•	61,172,779 shares of Vicuron common stock (representing the number of shares of Vicuron common stock outstanding on July 19, 2005)

•	7,332,142 options to purchase shares of Vicuron common stock

•	39,170 warrants to purchase shares of Vicuron common stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$29.10 per share of Vicuron common stock.

$29.10 for each share of Vicuron common stock subject to an option.

$29.10 for each share of Vicuron common stock subject to a warrant.

4)	Proposed maximum aggregate value of transaction:
$1,994,633,048

5)	Total fee paid:
$234,770

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Vicuron Pharmaceuticals Inc. 455 South Gulph Road, Suite 305 King of Prussia, Pennsylvania 19406 United States of America

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Vicuron Pharmaceuticals Inc. stockholder:

The board of directors of Vicuron Pharmaceuticals Inc. has approved a merger of Viper Acquisition Corp., a wholly-owned subsidiary of Pfizer Inc., with and into Vicuron.

If the merger is approved, holders of Vicuron common stock will receive $29.10 in cash, without interest, for each share of Vicuron common stock they own.

Stockholders of Vicuron will be asked, at a special meeting of Vicuron’s stockholders, to consider and vote on a proposal to adopt the merger agreement and to approve a proposal to grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies. The board of directors of Vicuron recommends that Vicuron’s stockholders vote FOR adoption of the merger agreement and the adjournment proposal.

The date, time and place of the special meeting to consider and vote upon the proposals are as follows:

Monday, August 15, 2005

10:00 a.m. local time

The Villanova Conference Center

601 County Line Road

Radnor, Pennsylvania 19087

United States of America

The proxy statement attached to this letter provides you with information about the special meeting of Vicuron’s stockholders and the proposals to be considered at the special meeting. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Vicuron common stock please take the time to vote by completing, signing, dating and returning the enclosed proxy card to us so your shares are represented at the special meeting. If you do not vote, it will have the same effect as a vote against the merger.

George F. Horner III
President and Chief Executive Officer

The proxy statement is dated July 19, 2005, and is first being mailed to stockholders of Vicuron on or about July 22, 2005.

Vicuron Pharmaceuticals Inc. 455 South Gulph Road, Suite 305 King of Prussia, Pennsylvania 19406 United States of America

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 15, 2005

To the Stockholders of Vicuron Pharmaceuticals Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vicuron Pharmaceuticals Inc., a Delaware corporation, will be held in the United States on Monday, August 15, 2005, at 10:00 a.m. local time, at The Villanova Conference Center at 601 County Line Road, Radnor, Pennsylvania 19087 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pfizer, and Vicuron Pharmaceuticals Inc.

2.	To consider and vote upon a proposal to grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies.

3.	To transact such other business as may properly come before the Vicuron special meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice, which you are encouraged to read in its entirety. The board of directors of Vicuron has fixed the close of business on July 18, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment of it. At the close of business on the record date, Vicuron had outstanding and entitled to vote 61,172,779 shares of common stock. Holders of Vicuron common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 26 of the proxy statement.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Vicuron common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Vicuron special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Vicuron board of directors recommends that you vote “FOR” the adoption of the merger agreement and the grant of discretionary authority to adjourn the special meeting.

By Order of the Board of Directors,

George F. Horner III
President and Chief Executive Officer

King of Prussia, Pennsylvania

July 19, 2005

Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure that your vote is counted at the meeting. If you are one of our stockholders in Italy, please remember to include a copy of the Notice of Participation in the Central Depository System which you will receive from your broker in the same envelope or fax, together with your Italian proxy card (see page 12 of the proxy statement for more information on Italian voting procedures).

Annexes

Annex A	Merger Agreement
Annex B	Opinion of Morgan Stanley & Co. Incorporated
Annex C	Section 262 of the Delaware General Corporation Law—Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the special meeting?

A:	The following two proposals will be voted on at the special meeting:

•	The first proposal to be voted on is a proposal to adopt the Agreement and Plan of Merger dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pfizer, and Vicuron Pharmaceuticals Inc., which we refer to in this proxy statement as the merger agreement.

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies, which we refer to in this proxy statement as the adjournment proposal.

Q:	What will Vicuron’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will receive $29.10 in cash, without interest, for each share of our common stock they own (other than shares held by stockholders who perfect their appraisal rights; see “The Merger—Appraisal Rights”). For example, if you own 100 shares of our common stock, you will receive $2,910.00 in cash in exchange for your Vicuron shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Thereafter, return your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

If you hold your shares through the Italian central clearing agency Monte Titoli, you should submit to us a copy of the Notice of Participation in the Italian Central Depository System which you will receive from your broker and your completed, dated and signed Italian proxy card in order to vote. You must request that your broker issue and submit to us the Notice and send you a copy. Your broker will issue the original Notice of Participation to us and will send you a copy. See “Information About the Special Meeting—Important Information for our Stockholders in Italy about Voting Procedure.”

Q:	How does Vicuron’s board of directors recommend I vote?

A:	At a meeting held on June 15, 2005, our board of directors determined unanimously that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Vicuron and its stockholders, declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement. Our board of directors recommends that you vote FOR adoption of the merger agreement and FOR the adjournment proposal.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger, but will have no effect on the adjournment proposal.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote. If you hold your shares through the Italian central clearing agency, Monte Titoli, you must request that your broker issue and submit to us the Notice of Participation in the Italian Central Depository System in order to be admitted to the special meeting and to vote.

i

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If you hold your shares through the Italian central clearing agency Monte Titoli, after you have submitted an Italian proxy card to us, you may revoke it in one of two ways at any time before your proxy card is voted at the special meeting. First, you may submit to us (a) another duly executed Italian proxy card or a written notice of revocation, in each case bearing a later date than your original Italian proxy card, and (b) another copy of the Notice of Participation in the Italian Central Depository System issued to you by your broker. Second, you can attend the special meeting and vote in person. Attendance at the special meeting will not, by itself, revoke a proxy.

See “Information about the Special Meeting—Revocability of Proxies.”

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger (but will have no effect on the adjournment proposal).

See “Information about the Special Meeting—Quorums; Abstentions; Broker Non-Votes.”

Q:	Should I send in my Vicuron stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $29.10 in cash, without interest, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We currently expect to close the merger in the third quarter of 2005. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Q:	Am I entitled to appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law (referred to in this proxy statement as the DGCL) in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our Investor Relations department at (610)-205-2300 or D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 769-4414 or collect at (212) 269-5550. Our public filings can be accessed at the Securities and Exchange Commission’s website at www.sec.gov. See “Where You Can Find More Information.”

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

Vicuron Pharmaceuticals Inc.

We are a transatlantic biopharmaceutical company focused on the discovery, development, manufacturing and marketing of pharmaceutical products for the treatment of seriously ill patients. Since our inception in 1995 as a wholly-owned subsidiary of Sepracor Inc., we have devoted substantially all of our efforts to establishing our business and conducting research and development activities related to our proprietary product candidates, including anidulafungin and dalbavancin, as well as collaborative product candidates.

We were incorporated in Delaware as a wholly-owned subsidiary of Sepracor Inc. in 1995 and we have been operating as an independent company since 1996. In March 2003, we changed our name from Versicor Inc. to Vicuron Pharmaceuticals Inc. Our principal executive offices are located at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 205-2300.

Pfizer Inc.

Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world’s best-known consumer healthcare products.

Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942. Its principal executive offices are located at 235 East 42nd Street, New York, New York 10017. Its telephone number is (212) 573-2323.

Viper Acquisition Corp.

Viper Acquisition is a Delaware corporation and a wholly-owned subsidiary of Pfizer. Viper Acquisition was organized solely for the purpose of entering into the merger agreement with Vicuron and completing the merger and has not conducted any business operations.

Merger Consideration

If the merger is completed, you will receive the merger consideration of $29.10 in cash, without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Vicuron stockholder and will have no rights as a Pfizer stockholder. Our stockholders will receive the merger consideration after exchanging their Vicuron shares in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Treatment of Stock Options

Each stock option to purchase our common stock which has an exercise price of less than $29.10 per share that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be converted into cash in an amount equal to the difference between $29.10 and the exercise price of the option.

See “The Merger—Effect on Awards under Vicuron’s Stock Plans and Other Convertible Securities.”

Market Price and Dividend Data

Our common stock is listed on The Nasdaq National Market under the symbol “MICU” and on the Nuovo Mercato under the symbol “MICU.MI”. On June 15, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $15.80 on the Nasdaq National Market and €13.01 on the Nuovo Mercato. On July 18, 2005, the last full trading day prior to the date of this proxy statement, our common stock closed at $27.85 on the Nasdaq National Market and €23.02 on the Nuovo Mercato.

See “Market Price and Dividend Data.”

Material Income Tax Consequences of the Merger

Material United States Federal Income Tax Consequences of the Merger. The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our stockholders for United States federal income tax purposes. As a result, each stockholder will recognize gain or loss equal to the difference between the amount of cash received and such stockholder’s tax basis in the shares surrendered. See “Material Income Tax Consequences of the Merger” for a further discussion of the tax consequences of the merger.

Material Italian Income Tax Consequences of the Merger. The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for Italian income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. The tax consequences of the merger to our Italian stockholders will further depend on how the merger is treated by the Italian taxing authorities for Italian tax purposes. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

See “Material Income Tax Consequences of the Merger.”

Recommendation to Stockholders

Our board of directors has:

•	determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders;

•	declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	approved and adopted the merger agreement.

Our board of directors recommends that our stockholders vote FOR adoption of the merger agreement and FOR the adjournment proposal.

See “The Merger—Reasons for the Merger and Board of Directors’ Recommendation.”

Opinion of our Financial Advisor

On June 15, Morgan Stanley & Co. Incorporated, which we refer to in this proxy statement as Morgan Stanley, delivered to our board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated June 15, 2005, that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the $29.10 in cash per share to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of Morgan Stanley’s opinion, dated as of June 15, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion is attached as Annex B to this proxy statement. Morgan Stanley’s opinion is directed to our board of directors in their consideration of the merger. Morgan Stanley’s opinion is not a recommendation as to how our stockholders should vote at the special meeting. We urge you to read the opinion carefully and in its entirety.

See “The Merger—Opinion of Vicuron’s Financial Advisor.”

The Special Meeting of Vicuron’s Stockholders

Time, Date and Place. A special meeting of our stockholders will be held on Monday, August 15, 2005, at The Villanova Conference Center at 601 County Line Road, Radnor, Pennsylvania 19087 at 10:00 a.m. local time, to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on July 18, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the close of business on the record date, there were 61,172,779 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Share Ownership of Directors and Management. Our directors and executive officers and their affiliates own approximately 2.7% of the shares entitled to vote at the special meeting.

See “Information about the Special Meeting.”

Interests of Vicuron’s Directors and Management in the Merger

When considering the recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our current and former directors and officers will be continued if the merger is completed; and

•	certain of our officers and directors may be entitled to payments in connection with the merger.

See “The Merger—Interests of Vicuron’s Directors and Management in the Merger.”

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Pfizer and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction that has the effect of making the merger illegal or otherwise prohibiting completion of the merger may be in effect;

•	the representations and warranties of the other party must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent those representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of the other party’s representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a material adverse effect on the other party (other than our representations and warranties with respect to our capitalization, which must be true and correct in all material respects); and

•	the other party must have performed in all material respects all obligations required to be performed by it under the merger agreement.

In addition, Pfizer will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	there is not pending or threatened any suit, action or proceeding by any governmental entity:

•	challenging the acquisition by Pfizer or Viper Acquisition of any shares of our common stock, seeking to restrain or prohibit the completion of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of our common stock by Pfizer, Viper Acquisition or any other affiliate of Pfizer or seeking to obtain from us, Pfizer, Viper Acquisition or any other affiliate of Pfizer any damages that are material in relation to us;

•	seeking to prohibit or materially limit the ownership or operation by us, Pfizer or any of its subsidiaries of any portion of any business or of any assets of us, Pfizer or any of its subsidiaries, or to compel us, Pfizer or any of its subsidiaries to divest or hold separate any portion of any business or of any assets of us, Pfizer or any of its subsidiaries, as a result of the merger; or

•	seeking to prohibit Pfizer or any of its affiliates from effectively controlling in any material respect our business or operations;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three sub-bullet points above (referred to in this proxy statement as restraining effects) shall be in effect;

•	since the date of the merger agreement, no material adverse change with respect to us has occurred and not been cured; and

•	we have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Internal Revenue Code.

See “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement

Pfizer and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Pfizer and us;

•	by either Pfizer or us, if the merger has not been completed by March 15, 2006 (or, if all the conditions to closing have been met or are capable of being met other than the receipt of antitrust approvals, by June 15, 2006), provided that this right to terminate the merger agreement will not be available to a party whose breach of a covenant in the merger agreement has been the principal cause of or resulted in the failure of the merger to be completed on or before that date;

•	by either Pfizer or us, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction is in effect making the merger illegal or otherwise prohibiting completion of the merger; provided the party seeking to exercise this termination right has used commercially reasonably efforts to prevent and remove the applicable injunction, judgment or order;

•	by either Pfizer or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•	by either Pfizer or us, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of any of the conditions to the merger related to truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and cannot be cured or is not cured by the breaching party within 30 calendar days after written notice of the breach or failure (so long as the failure of any the condition to be capable of satisfaction is not the result of a material breach of the merger agreement by the terminating party);

•	by Pfizer, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction having any of the restraining effects is in effect and has become final and nonappealable;

•	by Pfizer if our board of directors or any of its committees takes any of the following actions (each referred to in this proxy statement as an adverse recommendation change) before obtaining stockholder approval of the merger:

•	withdraws or adversely modifies, or publicly proposes to withdraw or adversely modify, the approval or recommendation of the merger agreement or the merger;

•	fails to reaffirm publicly its approval or recommendation of the merger agreement or the merger within 10 business days of receipt of a written request from Pfizer at any time when a takeover proposal has been made by a third party and not rejected by our board of directors, but the 10-business day period will be extended for 10 additional business days following any material modification to the takeover proposal occurring after the receipt of Pfizer’s written request and the 10-business day period will recommence each time a takeover proposal is made following the receipt of Pfizer’s written request by a person that had not made a takeover proposal before the receipt of Pfizer’s written request;

•	approves or recommends, or proposes to approve or recommend, a takeover proposal by a third party;

•	enters into any letter of intent or similar document or any agreement, contract or commitment accepting any takeover proposal by a third party; or

•	after the commencement of a tender or exchange offer relating to our securities by a person unaffiliated with Pfizer, has not sent to our security holders pursuant to Rule 14e-2 under the United States Securities Act of 1933, within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of the tender or exchange offer;

•	by Pfizer if we commit a material and intentional breach of our covenants in the merger agreement relating to our consideration of alternative takeover proposals;

•	by us, if prior to obtaining stockholder approval, we receive an unsolicited takeover proposal and:

•	our board of directors determines in good faith, after consulting with outside counsel, that the failure to take certain actions is reasonably likely to result in a breach of its fiduciary obligations under applicable law;

•	our board of directors has determined in good faith that the takeover proposal constitutes a superior proposal;

•	we deliver to Pfizer a written notice at least three business days before publicly terminating the merger agreement which states expressly that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and that we intend to terminate the merger agreement;

•	during the three business day period, we negotiate with Pfizer in good faith with respect to adjustments to the terms and conditions of the merger agreement that Pfizer may suggest;

•	during the three business day period, our board of directors does not conclude in good faith that the takeover proposal (including any adjustments to it during the three business day period) no longer constitutes a superior proposal;

•	we have complied with our covenants in the merger agreement related to considering alternative takeover proposals; and

•	we pay a $58,000,000 termination fee concurrently with termination of the merger agreement.

•	by Pfizer if a material adverse change with respect to us shall have occurred and, if it is reasonably capable of being cured, has not been cured.

See “The Merger Agreement—Termination.”

Limitations on Considering Other Acquisition Proposals

We have agreed we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our directors or officers, and will use commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by us or our subsidiaries not to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a takeover proposal;

•	participate in any negotiations or discussions regarding any takeover proposal or furnish to any person any nonpublic information with respect to a takeover proposal;

•	approve or endorse or recommend any takeover proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment accepting any takeover proposal or relating to any takeover proposal (other than a confidentiality agreement).

At any time prior to obtaining our stockholder approval for adoption of the merger agreement, we may nevertheless take the following actions in response to a bona fide takeover proposal that did not result from a breach of our covenants relating to our consideration of alternative takeover proposals, if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the takeover proposal is, or is reasonably likely to result in, a superior proposal and after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of our board of directors’ fiduciary obligations under applicable law:

•	furnish information to the person making the proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable to us than those set forth in the Non-Disclosure and Standstill Agreement between us and Pfizer; and

•	participate in discussions or negotiations regarding the proposal.

See “The Merger Agreement—No Solicitation.”

Expenses and Termination Fees

The merger agreement provides that regardless of whether the merger is completed, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses.

We must pay Pfizer a termination fee if our board of directors makes an adverse recommendation change or we exercise our right to terminate the merger agreement to accept a superior proposal, subject to our compliance with the terms of the merger agreement relating to that right of termination.

The merger agreement also requires that we pay Pfizer a termination fee of $58,000,000 if:

•	the merger agreement is terminated because (1) the merger does not close by March 15, 2006 (or June 15, 2006 if the condition relating to receipt of necessary antitrust approvals is the only condition to closing not met or capable of being met on March 15, 2006), (2) our stockholders fail to adopt the merger agreement at a duly held meeting, (3) we breach or fail to perform our representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions to closing relating to our representations, warranties and covenants would not be satisfied and the breach or failure to perform cannot be cured or is not cured within 30 days of notice from Pfizer as long as such failure of the conditions to be met is not the result of a material breach of the merger agreement by Pfizer, or (4) any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction having any of the restraining effects shall be in effect and shall have become final and nonappealable;

•	before termination, a takeover proposal has been publicly disclosed and (except with respect to a takeover proposal that is completed or with respect to which an acquisition agreement is entered into by us or any of our subsidiaries during the nine-month period following termination, referred to in this proxy statement as a subsequent takeover proposal), not withdrawn, or any person has publicly announced an intention (whether or not conditional) to make a takeover proposal and, except with respect to a subsequent takeover proposal, not withdrawn its intention; and

•	within nine months of termination we or any of our subsidiaries enters into any acquisition agreement related to any takeover proposal (and the takeover proposal set forth in that acquisition agreement is subsequently completed, whether during or after the nine-month period) or completes a takeover proposal;

See “The Merger Agreement—Expenses” and “The Merger Agreement—Termination Fee.”

Accounting Treatment

Pfizer will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

See “The Merger—Accounting Treatment.”

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended.

The Italian merger control legislation requires us to file a pre-closing notification regarding the transaction with the Italian Antitrust Authority, or the IAA. Italian law does not obligate the parties to wait for clearance before completing the transaction. However, if the IAA determines that it should open an in-depth investigation of the transaction, the IAA may order the parties to suspend the implementation of the transaction until its final decision.

See “The Merger—Regulatory Matters.”

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting Vicuron stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Vicuron stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety.

See “The Merger—Appraisal Rights.”

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The Nasdaq National Market under the symbol “MICU” and on the Nuovo Mercato under the symbol “MICU.IT”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The Nasdaq National Market and the Nuovo Mercato.

	Vicuron Common Stock
	Nasdaq		Nuovo Mercato
	High	Low	High	Low
Year ended December 31, 2002
First Quarter	$24.26	$15.70	N/A	N/A
Second Quarter	$19.00	$9.26	N/A	N/A
Third Quarter	$13.20	$7.78	N/A	N/A
Fourth Quarter	$12.29	$7.65	N/A	N/A
Year ended December 31, 2003
First Quarter	$13.08	$10.05	€11.80	€9.10
Second Quarter	$15.62	$10.54	€13.32	€9.60
Third Quarter	$18.00	$11.68	€15.73	€10.56
Fourth Quarter	$19.46	$16.76	€16.15	€14.08
Year ended December 31, 2004
First Quarter	$24.54	$18.79	€19.65	€14.79
Second Quarter	$24.30	$11.95	€19.95	€9.96
Third Quarter	$16.99	$8.76	€13.65	€7.15
Fourth Quarter	$18.33	$13.25	€13.99	€10.45
Year ended December 31, 2005
First Quarter	$18.25	$14.39	€14.45	€11.20
Second Quarter	$28.23	$15.30	€23.14	€12.01
Third Quarter (through July 18, 2005)	$28.02	$27.70	€23.49	€22.75

The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq National Market and the Nuovo Mercato on June 15, 2005, the last full trading day before the public announcement of the proposed merger, and on July 18, 2005, the latest practicable trading day before the printing of this proxy statement:

	Vicuron Common Stock Closing Price
	Nasdaq	Nuovo Mercato
June 15, 2005	$15.80	€13.01
July 18, 2005	$27.85	€23.02

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be completed in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Pfizer’s current filings with the United States Securities and Exchange Commission (referred to in this proxy statement as the SEC), including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of stockholders.

Date, Time and Place of Special Meeting

We will hold the special meeting of Vicuron stockholders at The Villanova Conference Center at 601 County Line Road, Radnor, Pennsylvania 19087 at 10:00 a.m. local time on Monday, August 15, 2005.

Purpose of Special Meeting

At the special meeting, the following proposals will be presented:

•	the proposal to adopt the merger agreement; and

•	the proposal to grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies.

Vicuron stockholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities

Stockholders of record as of the record date, July 18, 2005, are entitled to notice of and to vote at the special meeting. As of the record date, 61,172,779 shares of our common stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy.

Vote Required

The proposal to adopt the merger agreement requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal.

Revocability of Proxies

Stockholders of Record

If you are listed as a stockholder in our official records (which are maintained by our transfer agent), you are a stockholder of record. For example, if you hold a certificate for our stock issued in your name, you are a stockholder of record. Any stockholder of record giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by:

•	filing a written notice of revocation or filing a duly executed proxy bearing a later date with the Secretary of Vicuron at our principal executive offices at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, United States of America;

•	completing and submitting a duly executed proxy bearing a later date; or

•	attending the meeting and voting in person; however, attendance at the meeting will not, by itself, revoke a proxy.

If you choose either of the first two methods, you must submit the notice of revocation or the new proxy to us before the special meeting.

Holders in Street Name

If you hold a beneficial interest in shares of our common stock through a broker, bank or other nominee, you are called a holder in “street name.” If you hold in street name, you must contact the broker, bank or other nominee through which you hold a beneficial interest in shares of our common stock in order to determine how to revoke any proxies the record holder submitted on your behalf.

Stockholders in Italy

If you received shares of our common stock in exchange for Biosearch Italia S.p.A. ordinary shares in connection with our merger with Biosearch in February 2003, or if you purchased our shares on the Nuovo Mercato, you hold our common stock through the Italian central clearing agency Monte Titoli (unless you took action to remove your shares from the Monte Titoli system). Monte Titoli has agreed to transfer its voting power to the person named as the holder of shares of our common stock in the Notice of Participation in the Italian Central Depository System (which we refer to in this proxy statement as a Notice of Participation) issued to us by brokers who participate in Monte Titoli. If you hold shares through Monte Titoli, you must request that your broker issue and submit to us the Notice and send you a copy thereof. You must submit to us a copy of the Notice, together with your duly executed Italian proxy card, in order to vote. After you have submitted an Italian proxy card to us, you may revoke it at any time before it is voted at the special meeting by:

•	submitting to us (a) another duly executed Italian proxy card or a written notice of revocation, in each case bearing a later date than your original Italian proxy card, and (b) another copy of the Notice of Participation issued to you by your broker; or

•	attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to adopt the merger agreement requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement. The adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal. For the purpose of determining whether the adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect of the outcome of the proposal. In addition, assuming that there is a quorum established at the stockholder meeting, failing to vote will have no effect on the outcome of the adjournment proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

Adjournment

Whether or not a quorum is established at a stockholder meeting, our bylaws permit the presiding officer at the meeting or the stockholders present in person or represented by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice. The DGCL requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained D.F. King & Co., Inc. to assist in distribution of proxy materials and solicitation of votes. We will pay D.F. King & Co., Inc. $11,500 for its services plus reimbursement for certain out-of-pocket expenses.

Important Information for our Stockholders in Italy about Voting Procedures

When we merged with Biosearch, the shareholders of Biosearch received shares of our common stock in exchange for Biosearch ordinary shares. All of our shares were delivered to our Italian stockholders through the facilities of the Italian clearing agency, called Monte Titoli, and from that point, through the banks and brokers participating in the Monte Titoli system. At the time of the merger with Biosearch, we were known as Versicor Inc. If you are a pre-merger Biosearch shareholder or if you acquired our stock on the Nuovo Mercato, you continue to hold shares of our common stock indirectly through Monte Titoli (unless you or your broker has taken action to remove your shares from the Monte Titoli system). We refer to persons holding our stock through Monte Titoli as our stockholders in Italy. Monte Titoli, in turn, holds these shares of our common stock through the U.S. clearing agency, called the Depository Trust Company, or DTC. Pursuant to U.S. law, DTC will transfer its voting power over the shares in Monte Titoli’s account to Monte Titoli. Monte Titoli has agreed with us that it will re-transfer its voting power over the shares to the person referred to as the holder of the shares in the Notice of Participation that brokers who participate in Monte Titoli will issue to us pursuant to Italian law (Article 34-bis of CONSOB Regulation 11768/1998).

All of our Italian stockholders are cordially invited to attend our special meeting in the United States. If you hold our stock in Italy through Monte Titoli, your broker is required by Italian law to issue to us a Notice of Participation. You may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. Alternatively, if you would like to vote by mail or fax, you must obtain an

Italian proxy card. If you did not receive an Italian proxy card with this proxy statement, you may print one from our Internet site at www.shareholder.com/vicuron/2005specialstockholdersmeeting.cfm. Please mark your votes on the Italian proxy card and return it, together with a copy of the Notice of Participation you received from your broker, to the address or fax number shown on the Italian proxy card by the deadline shown on the Italian proxy card. Your name, as you write it on your Italian proxy card, must exactly match your name as specified on your copy of the Notice of Participation. You may also name a substitute proxy by any other means permitted by Delaware law and our bylaws. If you use an alternate means of designating a proxy to vote on your behalf, the person you name as your proxy must provide to our inspector of election at the special meeting a complete copy of the Notice of Participation together with your written authorization naming that person as your proxy in order to verify the authenticity of your proxy designation.

We strongly encourage stockholders in Italy to submit to us a copy of the Notice of Participation together with an Italian proxy card, by mail or fax to the address or fax number shown on the Italian proxy card. A substantial percentage of our shares are held by persons in Italy. If our Italian stockholders do not take the time to vote, we might not obtain a quorum, in which case we would be unable to conduct any business at the special meeting. In addition, the failure of any Italian stockholder to vote will count as a vote against adoption of the merger agreement. Your vote is important. Please submit to us a duly executed Italian proxy card and a copy of the Notice of Participation and vote today.

Voting Agreements

At the time of our merger with Biosearch, we entered into an agreement with Monte Titoli, S.p.A., the Italian central clearing agency, in order to ensure that persons receiving beneficial interests in shares of our common stock as a result of the merger would be able to vote those shares. Monte Titoli agreed that each time it is designated as proxy by the U.S. clearing agency, The Depository Trust Company, or DTC, Monte Titoli will execute a further omnibus proxy transferring its voting power to the person who is referred to as the holder of the shares of our common stock in the copy of the Notice of Participation issued by that person’s broker, pursuant to Italian law (Article 34-bis of CONSOB Regulation 11768/1998).

Assistance

If you have any questions about the proposals or how to vote or revoke a proxy, or if you wish to obtain additional copies of this document or election forms, the stockholder should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(212) 269-5550 or (800) 769-4414

or

Vicuron Pharmaceuticals Inc.

455 South Gulph Road, Suite 305

King of Prussia, Pennsylvania 19406

(610) 205-2300

THE MERGER

This section of the proxy statement describes material aspects of the merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the merger agreement, which is attached as Annex A, for a more complete understanding of the merger.

Background

History of Vicuron and Pfizer’s Pre-Existing Relationship

We have an existing collaboration agreement with Pfizer aimed at discovering second and third generation oxazolidinones. This collaboration began in April 1999 with Pharmacia Corporation, and continued when Pharmacia was acquired by Pfizer in April 2003. Under the collaboration agreement with Pfizer, we supply research, product leads and other specified intellectual property to the collaboration. Pfizer has the right to conduct the development of any product candidates and the manufacture and sale of any products resulting from the collaboration. In connection with the collaboration, Pharmacia made an equity investment in us of $3.8 million and paid us research support and license fee payments. We have assigned to Pfizer one U.S. patent application and a corresponding Patent Cooperation Treaty patent application relating to this collaboration. Both applications involve the methodology of preparing oxazolidinones, libraries and pharmaceutical compositions. Pursuant to the terms of the collaboration agreement and in consideration of our research obligations, we are entitled to receive funding from Pfizer to support some of our full-time research scientists. If Pfizer’s development efforts achieve specified milestones, Pfizer is obligated to pay us additional milestone payments of up to $14 million for each compound. We are entitled to receive royalties on the worldwide sales of any products developed and commercialized from the collaboration. Pfizer is allowed to offset some of its royalty payments by the amount of previous milestone payments made to us. These licenses and royalty agreements will terminate on a country-by-country basis with respect to a product developed under the collaboration upon the later of 10 years from the date of the first commercial sale of the product in the country or the expiration of all product patents in the country. Pursuant to an October 2000 amendment to the collaboration agreement, Pharmacia (now Pfizer) increased its funding for this collaboration by 30%, and in June 2001, we received a milestone payment for the initiation of clinical development of one of the compounds. In July 2002, we and Pharmacia further amended the agreement to extend the collaboration for an additional three years through March 2005. Through December 31, 2004, we had received aggregate payments under this collaboration agreement (excluding equity investments) of $20.3 million in the aggregate. In the fall of 2003, Pfizer approached us and expressed their interest in potentially pursuing a business combination with us. We entered into a non-disclosure and standstill agreement with Pfizer, who subsequently met with us and conducted limited due diligence on our product candidates. Those discussions ceased after a few weeks.

Background to the Merger

From time to time, our board of directors discusses with management our business strategy and our plans to achieve our business strategy. In light of our primary strategy of concentrating on the discovery and development of proprietary products and the substantial expenditures for manufacturing, sales and marketing of pharmaceutical products, there were several options available to us to effectively market our products when they become marketable. Those options include (i) establishing our own sales and marketing infrastructure, (ii) in- licensing a product from another pharmaceutical company in order to provide a developing sales force with a product to sell during the pendency of regulatory approval of our product candidates, (iii) out-licensing our product candidates upon the receipt of regulatory approval in foreign jurisdictions and retaining all rights in the United States, (iv) collaborating with one or more major pharmaceutical companies, or (v) entering into a business combination with a pharmaceutical company that has established sales and marketing capabilities. In early 2005, our management was exploring the prospect of in-licensing and out-licensing products and met with various candidates to review these opportunities. Thereafter, in February 2005, our board of directors considered the benefits and risks of out-licensing our product candidates upon receiving regulatory approval and determined, among other things, that additional opportunities should be explored. Accordingly, our board of directors determined at that time that our business development team should continue to explore attractive in-licensing and out-licensing opportunities, and our chief executive officer and chairman should concurrently discuss with Morgan Stanley the advisability of exploring a possible business combination involving us.

On March 10, 2005, we engaged Morgan Stanley to act as our financial advisor in connection with a possible business combination involving us.

Between March 15, 2005 and March 17, 2005, Morgan Stanley contacted 17 parties regarding a potential transaction with Vicuron. Of the 17 parties, eight were provided with preliminary due diligence information about us subject to non-disclosure and standstill agreements. Of those eight parties, five (including Pfizer) submitted written or oral preliminary indications of interest to enter into a transaction with us. These indications of interest were received between April 18 and May 5, 2005.

On May 4, 2005, members of our board of directors met informally prior to the regularly scheduled board meeting scheduled for the next day, as is customarily the case. Representatives of O’Melveny & Myers LLP, our outside counsel, also attended the meeting. At the meeting, members of our board of directors discussed the indications of interest received.

On May 5, 2005, our board of directors met in a regularly scheduled board meeting. Representatives of O’Melveny & Myers also attended the meeting. At the meeting, in addition to other regularly scheduled agenda items, our board of directors discussed in executive session the various indications of interest. Our board of directors authorized management and our advisors to proceed with the due diligence process. George F. Horner III, a director and our chief executive officer and president, and Costantino Ambrosio, a director and our executive vice president and chief manufacturing officer, then left the meeting and the non-executive members of our board of directors met with legal counsel to further discuss the indications of interest received.

Of the five parties that submitted initial indications of interest, three were invited to conduct further due diligence on us. Between May 2 and May 20, 2005, representatives of Vicuron, Morgan Stanley and O’Melveny & Myers met in O’Melveny & Myers’ New York office with representatives of the three interested parties for due diligence meetings, and we made available to the three interested parties documentary due diligence materials regarding us.

On May 24, 2005, our board of directors met in a specially scheduled board meeting. Representatives of Morgan Stanley and O’Melveny & Myers also attended the meeting. At the meeting, representatives of Morgan Stanley reviewed with our board of directors the process that had been undertaken by management and our advisors in connection with the possible business combination involving us.

Following the due diligence meetings with the respective interested parties, on June 7, 2005, two of the interested parties submitted proposals to acquire us. Both proposals included comments by the interested parties to a draft merger agreement that had been provided by us.

On June 9, 2005, our board of directors met to review the final proposals received, including the prices offered and the bidders’ comments to the draft merger agreement. Dov Goldstein, M.D., our executive vice president and chief financial officer, and representatives of Morgan Stanley and O’Melveny & Myers also attended the meeting. Representatives of O’Melveny & Myers reviewed with our board of directors their fiduciary duties in the context of a business combination. Then, representatives of Morgan Stanley discussed with our board of directors, among other issues, the prices offered by each of the parties in their proposals. Representatives of O’Melveny & Myers then reviewed with our board of directors various differences between the comments to the draft merger agreement received from each of the parties, structural alternatives, and due diligence conditions. Following discussion of the price and non-price terms of the proposals, the structure of the transaction and timing considerations, among other issues, our board of directors authorized management, legal counsel and our financial advisor to continue negotiating with both parties and to request revised proposals in furtherance of obtaining a best and final price from the interested parties. Our board of directors then met in executive session with legal counsel to further discuss the terms and conditions of the proposals.

Between June 13 and June 15, 2005, our advisors had meetings (both in person and by teleconference) with advisors of the interested parties to negotiate the non-price terms of the proposed transaction with each party.

On June 14, 2005, our board of directors met to receive an update from management and our advisors on the status of negotiations with the interested parties. Representatives of O’Melveny & Myers and Morgan Stanley also attended the meeting. Mr. Horner updated our board of directors on the status of the negotiations of the proposed merger agreements with the interested parties, and informed our board of directors that best and final offers were expected on June 15, 2005. Representatives of O’Melveny & Myers reviewed with our board of directors open issues under the merger agreements being negotiated with the parties, among other issues. Our board of directors agreed to reconvene for a meeting on June 15 to review the final proposals.

On June 15, 2005, the interested parties submitted final proposals. Thereafter, on June 15, 2005, our board of directors met with representatives of Morgan Stanley and O’Melveny & Myers. Dr. Goldstein also attended the meeting. Mr. Horner disclosed to our board of directors the final bids. Representatives of O’Melveny & Myers then summarized the material terms of the merger agreements being negotiated with each party. A representative of Morgan Stanley then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following discussion of the final proposals, our board of directors determined to proceed with Pfizer’s proposal. Following its presentation, Morgan Stanley delivered its oral opinion to our board of directors, which was later confirmed by a written opinion dated June 15, 2005, to the effect that, as of June 15, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration of $29.10 in cash per share offered by Pfizer and to be received by the holders of our common stock pursuant to the merger agreement with Pfizer was fair from a financial point of view to those holders (see “The Merger—Opinion of Vicuron’s Financial Advisor”). Our board of directors then discussed with management and legal counsel the next steps to be taken in connection with the execution and announcement of the transaction. Dr. Goldstein and the representatives of Morgan Stanley then left the meeting, and our board of directors met in executive session. After posing questions to Mr. Horner and legal counsel, and after extensive discussion and deliberation, our board of directors unanimously (1) determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders, (2) declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (3) approved and adopted the merger agreement, and (4) authorized execution of the merger agreement.

During the evening of June 15, 2005, the parties executed the merger agreement, and on June 16, 2005, prior to the opening of the European markets, the parties issued a joint press release announcing the execution of the merger agreement. On June 23, 2005, at the request of the Italian Commissione Nazionale per le Societa e la Borsa, we issued an additional press release about the merger.

Reasons for the Merger and Board of Directors Recommendation

Reasons for the Merger

In the course of reaching its decision to approve the merger and approve and adopt the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	historical information concerning our business, financial performance and condition, operations, technology and competitive position;

•	our financial condition, results of operations, business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	the consideration to be received by our stockholders in the merger;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the terms of the proposed merger agreement regarding our rights to consider and negotiate other takeover proposals in certain circumstances following the execution of the merger agreement and the public announcement of the merger, our right to terminate the merger agreement to enter into an alternative transaction under certain circumstances, and the terms of the merger agreement regarding the payment of termination fees in the event that the merger agreement is terminated under certain circumstances; and

•	our business and financial prospects if we were to remain an independent company in light of the cost and resources required to produce and market pharmaceutical products.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $29.10 per share to be paid as the consideration in the merger represents a premium of approximately 84% over the $15.80 closing sale price for the shares of our common stock on The Nasdaq National Market on June 15, 2005, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 74% over the 90-day average closing share price of our common stock on the Nasdaq National Market, and a premium of approximately 21% over the our highest historical closing price of $24.10 on the Nasdaq National Market on January 16, 2004;

•	Morgan Stanley’s opinion delivered to our board of directors to the effect that, as of June 15, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $29.10 in cash per share to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders; Morgan Stanley’s opinion is directed to our board of directors. Stockholders are urged to read Morgan Stanley’s opinion, which is attached as Annex B to this proxy statement, in its entirety;

•	the likelihood that the proposed merger would be completed, in light of the experience, reputation and financial capabilities of Pfizer; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals (as described below in “The Merger Agreement—No Solicitation”), and we may terminate the merger agreement under certain circumstances to enter into a superior proposal (as described below in “The Merger Agreement—Termination”).

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	the fact that our stockholders will not participate in our future growth potential or benefit from any future increase in our value;

•	the possibility that the merger might not be completed and the effect of the public announcement of the merger on our stock price and our ability to attract and retain key management and other personnel;

•	the conditions to Pfizer’s obligation to complete the merger and the right of Pfizer to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Vicuron generally as described in “The Merger—Interests of Vicuron’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation

After careful consideration, our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of us and our stockholders, has declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, and has approved and adopted the merger agreement. Our board of directors recommends that our stockholders vote FOR adoption of the merger agreement.

Opinion of Vicuron’s Financial Advisor

Vicuron retained Morgan Stanley to provide financial advisory services in connection with the merger with Pfizer. The Vicuron board of directors selected Morgan Stanley to act as Vicuron’s financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Vicuron. At the meeting of the Vicuron board of directors on June 15, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of June 15, 2005, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of shares of Vicuron common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated as of June 15, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion is attached as Annex B to this proxy statement. We urge you to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Vicuron, addresses only the fairness from a financial point of view of the consideration to be received by the holders of Vicuron common stock pursuant to the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any Vicuron shareholder as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Vicuron;

•	reviewed certain internal financial statements and other financial and operating data concerning Vicuron prepared by the management of Vicuron;

•	reviewed certain financial projections prepared by the management of Vicuron;

•	discussed the past and current operations and financial condition and the prospects of Vicuron, with senior executives of Vicuron;

•	reviewed the reported prices and trading activity for Vicuron common stock;

•	compared the financial performance of Vicuron and the prices and trading activity of the Vicuron common stock with that of certain other publicly-traded companies comparable to Vicuron and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	discussed the information relating to the strategic rationale for the merger with senior management of Vicuron;

•	participated in discussions and negotiations among representatives of Vicuron and Pfizer and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at its opinion, among other things, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Vicuron for the purposes of its opinion. With respect to the financial projections supplied to Morgan Stanley or discussed with Morgan Stanley, Morgan Stanley assumed they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of Vicuron. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any material waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed merger, no material delays, limitations, conditions or restrictions will be imposed. Morgan Stanley relied upon, without independent verification, the assessment by the management of Vicuron of the strategic rationale for the merger and the validity of, and risks associated with, Vicuron’s existing and future intellectual property and products. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Vicuron and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Vicuron, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion, may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm this opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Although each analysis was provided to the Vicuron board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Vicuron Historical Common Stock Performance

Morgan Stanley performed an historical share price analysis to provide the Vicuron board with background information and perspective with respect to the historical share prices of Vicuron common stock. Consequently,

Morgan Stanley reviewed the historical closing prices and average closing prices of Vicuron common stock over various periods since Vicuron’s initial public offering on August 3, 2000. The tables below show Morgan Stanley’s findings of the historical performance of Vicuron common stock.

Average Share Price (1) For Period Ending June 14, 2005	Average Price ($)
1 Month	16.60
3 Months	16.58
6 Months	16.56
1 Year	15.28
3 Years	15.00
Since IPO (August 3, 2000)	14.22

(1)	Represents unweighted average and split-adjusted prices

Vicuron Common Stock—Historical Trading Range For Period Ending June 14, 2005	Low ($)	High ($)
1 Year	8.76	18.24

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

Selected Precedent Transaction Analysis

Morgan Stanley reviewed and compared the proposed financial terms and the premium implied in the Vicuron/Pfizer merger to corresponding publicly available financial terms and premia of selected transactions. In selecting these transactions Morgan Stanley reviewed transactions since January 1, 1999 to present.

In its analysis, Morgan Stanley reviewed the following precedent transactions (target/acquiror):

•	Agouron / Warner-Lambert

•	Centocor / Johnson & Johnson

•	Dura / Elan

•	BioChem Pharma / Shire

•	Alza / Johnson & Johnson

•	ImClone / Bristol-Myers Squibb

•	Aviron / MedImmune

•	COR Therapeutics / Millennium

•	Immunex / Amgen

•	Scios / Johnson & Johnson

•	Esperion / Pfizer

•	Ilex Oncology / Genzyme

•	Tularik / Amgen

•	Orphan Medical / Jazz Pharmaceuticals

•	Transkaryotic Therapies / Shire Pharmaceuticals

•	Corixa / GlaxoSmithKline

•	Bone Care International / Genzyme

Morgan Stanley derived from these selected transactions a reference range of premia paid relative to the trading share prices at two different periods of time preceding the announcement of the selected transactions. The premia paid for the selected transactions relative to the share prices one month prior to the announcement of the transactions ranged from 5% to 66%, with a mean of 35%. The premia paid relative to the share prices one day prior to the announcement of the transactions ranged from 6% to 77%, with an average of 34%. Morgan Stanley then selected an unaffected premium range of 25% to 50% based on the selected transactions listed above and applied that range to the Vicuron common stock price as of June 14, 2005, two days before announcement of the merger. The analysis resulted in a range of implied values of $20 to $24 per share of Vicuron common stock.

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

No company or transaction utilized in the selected precedent transactions analysis is identical to Vicuron or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vicuron, such as the impact of competition on Vicuron and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Vicuron or in the financial markets in general. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Present Value of Vicuron Analyst Targets

Morgan Stanley performed a discounted price target analysis to arrive at a range of present values per share of Vicuron. Specifically, Morgan Stanley considered the range of publicly available equity research analysts’ price targets for Vicuron and calculated the present value of such targets based on a 12-month period and assuming a 12% estimated cost of equity. This analysis resulted in a range of implied values of $17 to $24 per share of Vicuron common stock.

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

Present Value of Vicuron’s Future Stock Price

Morgan Stanley performed a discounted equity value analysis to arrive at the present value of Vicuron’s future stock price. Specifically, Morgan Stanley considered the range of values per share for Vicuron based on the estimated 2008 earnings per share provided by Vicuron’s management as well as the estimated 2008 earnings per share based on Wall Street equity research projections. The following table presents the resulting ranges of implied per share values for Vicuron, assuming a forward P/E multiple range of 30.0x to 35.0x based on Wall Street equity research which was then discounted for a 2.3 year period at a 30.0% to 40.0% estimated cost of equity.

Implied Per Share Value of Vicuron Common Stock
Management Case	$18 – $26
Research Case	$19 – $26

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

Vicuron Discounted Cash Flow Analysis - Going Concern

Morgan Stanley performed a ten-year discounted cash flow analysis for Vicuron, calculated as of September 1, 2005, of the going concern, after-tax unlevered free cash flows for 2005 through 2014, based on the financial forecasts and estimates provided by Vicuron management. Morgan Stanley also performed an eight-year going concern discounted cash flow analysis for Vicuron using financial forecasts and estimates based on Wall Street equity research projections. Morgan Stanley estimated a range of terminal values calculated in 2014 and 2012 for the management and Wall Street analyses, respectively, based on a perpetual growth rate range of 2.0% to 4.0%. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 11.0% to 13.0% for each case. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Vicuron and other comparable companies. The weighted average cost of capital is a measure of the average expected return on all of a given company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Vicuron yielded an implied valuation range of Vicuron common stock as follows:

•	Management Case: $22 – $31 per share

•	Research Case: $19 – $29 per share

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

Vicuron Discounted Cash Flow Analysis - Sum of the Parts

Morgan Stanley also performed a discounted cash flow analysis of Vicuron focusing only on its two main product candidates, dalbavancin and anidulafungin. Based on the financial forecasts and estimates provided by Vicuron management, Morgan Stanley performed a ten-year discounted cash-flow analysis calculated as of September 1, 2005, of the after-tax unlevered free cash flows for 2005 through 2014 derived from dalbavancin and anidulafungin. In addition, Morgan Stanley performed an eight-year discounted cash flow analysis for both product candidates using financial forecasts and estimates on based on Wall Street equity research projections. Under both scenarios, the projections for dalbavancin and anidulafungin assumed that both product candidates would upon regulatory approval generate sales through their respective patent expiration dates and no additional expenses are incurred in the development and launch of new products. Morgan Stanley discounted the expected unlevered free cash flow streams from both products at a discount rate of 11.0% to 13.0% for each case. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Vicuron and other comparable companies. The weighted average cost of capital is a measure of the average expected return on all of a given company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Vicuron yielded an implied valuation range of Vicuron common stock as follows:

•	Management Case: $24 – $27 per share

•	Research Case: $21 – $23 per share

Morgan Stanley noted that the per share merger consideration for Vicuron common stock was $29.10.

In connection with the review of the merger by Vicuron’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of Vicuron.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vicuron. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of the analyses of Morgan Stanley of the fairness from a financial point of view of the consideration to be received by the holders of shares of Vicuron common stock pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated June 15, 2005, to the board of directors of Vicuron. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of Vicuron common stock might actually trade. The merger consideration in the merger was determined through arm’s-length negotiations between Vicuron and Pfizer and was approved by Vicuron’s board of directors. Morgan Stanley did not recommend any specific merger consideration to Vicuron or that any given merger consideration constituted the only appropriate merger consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to Vicuron’s board of directors was one of many factors taken into consideration by Vicuron’s board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Vicuron’s board of directors with respect to the merger consideration or of whether Vicuron’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of Vicuron and Pfizer for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

In connection with the financial advisory services provided to Vicuron in connection with the merger, Vicuron has agreed to pay Morgan Stanley a fee of approximately $11 million, a substantial portion of which is contingent upon the closing of the merger. Vicuron has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Interests of Vicuron’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of us and our subsidiaries as provided in our or their respective certificates of incorporation or by-laws or other comparable organizational documents or other indemnification agreements in effect as of the date of the merger agreement will survive the merger, and will continue in full force and effect in accordance with their terms. In addition, from and after the effective time of the merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of us or our subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of the surviving corporation of the merger will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the surviving corporation.

The merger agreement further provides that for six years after the effective time of the merger, Pfizer will cause the surviving corporation to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by us covering acts or omissions occurring on or prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. However, in no event will Pfizer or the surviving corporation be required to expend annually in excess of 250% of the annual premium currently paid by us for our coverage, and to the extent the annual premium would exceed 250% of the annual premium currently paid by us for our coverage, the surviving corporation will use all reasonable efforts to maintain the maximum amount of coverage as is available for 250% of our current annual premium. In addition, we may satisfy the surviving corporation’s obligations by purchasing a six-year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by us.

Change of Control Payments

The following executive officers have entered into employment agreements with us which provide that they may be entitled to certain payments as a result of a change in control:

•	George F. Horner III, our president and chief executive officer;

•	Dov A. Goldstein, M.D., our executive vice president and chief financial officer;

•	Richard J. White, Ph.D, our executive vice president and chief scientific officer;

•	David S. Krause, M.D., our executive vice president and chief medical officer; and

•	Martin Stogniew, Ph.D, our executive vice president, scientific affairs.

A change of control is defined to include the approval by our stockholders of an agreement to merge with or into one or more entities that are not subsidiaries or other affiliates of ours, as a result of which less than 50% of the outstanding voting securities of the surviving entity will be owned, directly or indirectly, by our stockholders immediately prior to the transaction. The merger would thus constitute a change in control within the meaning of the employment agreements.

If an executive is terminated without cause or terminates his employment for good reason within two years following the change in control, he will be entitled to:

•	other than Dr. Stogniew, a cash payment equal to two times the highest annual base salary paid to the executive during the two most recent completed calendar years (which payment would equal $898,462 for Mr. Horner, $534,716 for Dr. Goldstein, $570,838 for Dr. White and $535,120 for Dr. Krause);

•	for Dr. Stogniew, a cash payment equal to two times his current base salary (which payment would equal $610,000);

•	a cash payment equal to two times the amount of the highest bonus (or bonuses) paid to the executive for any calendar year ending prior to the year in which the change of control occurs (which payment would equal $343,000 for Mr. Horner, $176,000 for Dr. Goldstein, $164,000 for Dr. White, $102,000 for Dr. Krause and $190,000 for Dr. Stogniew); and

•	for Mr. Horner and Drs. Goldstein, White and Stogniew, continued provision of benefits under our benefit plans until the earlier of the executive’s receipt of benefits substantially similar in scope and nature from another employer or three years after the most recent anniversary of the date the executive’s employment agreement became effective (which anniversary occurs on April 1 for Dr. Krause, April 5 for Dr. Stogniew, and July 28 for Mr. Horner and Drs. Goldstein and White).

In the case of Mr. Horner and Drs. Goldstein, White and Stogniew:

•	“good reason” is defined as any of the following without obtaining the executive’s prior written consent:

•	an adverse and significant change in the executive’s position, duties, responsibilities or status;

•	a change in the executive’s office location to a point more than 35 miles from the executive’s office immediately prior to the change in control;

•	the taking of any action by us to (1) eliminate benefit plans without providing substitutes which, overall, provide substantially similar aggregate value of benefits, (2) reduce the benefits under those plans, or (3) substantially diminish the aggregate value of incentive awards or other fringe benefits;

•	any reduction in the executive’s base salary;

•	any purported termination of the executive’s employment other than as expressly permitted by the employment agreement;

•	any breach of the employment agreement by us; or

•	any termination by the executive of his employment at any time within one year following a change in control, whether with or without reason; and

•	“cause” is defined as Vicuron, acting in good faith based upon the information then known to us, terminating the executive as a result of determining that the executive has:

•	repeatedly failed to perform in a material respect his obligations under his employment agreement without proper reason and has not cured that failure in a reasonable time after receiving notice from us;

•	willfully engaged in illegal conduct or gross misconduct that is materially injurious to us; or

•	breached the confidentiality provisions of the executive’s employment agreement.

In the case of Dr. Krause:

•	“good reason” is defined as any of the following without obtaining the executive’s prior written consent, which consent may not be unreasonably withheld:

•	a material and adverse change in the executive’s position, duties or responsibilities; or

•	any reduction in the executive’s base salary; and

•	“cause” is defined as Vicuron, acting in good faith based upon the information then known to us, terminating the executive as a result of determining that the executive has:

•	failed to perform his obligations under his employment agreement and has not cured that failure in a time specified by us at any time after receiving written or verbal notice from us;

•	willfully engaged in illegal conduct or gross misconduct that is injurious to us; or

•	breached the confidentiality provisions of his employment agreement.

In connection with the severance payments and benefits described above, Mr. Horner and Drs. Goldstein and White are also entitled to an additional payment (a “gross-up payment”) in the event that any payment or benefit provided to them would trigger excise taxes under section 4999 of the Internal Revenue Code. The gross-up payment would be intended to put the executive in the same after-tax position as had the excise taxes under Section 4999 of the Internal Revenue Code not been triggered.

Each stock option to purchase our common stock that is outstanding immediately prior to the effective time of the merger (including those held by our directors and executive officers) will become fully vested at that time. Each such option will automatically be converted into cash in the amount, if any, by which $29.10 exceeds the exercise price of the option.

Employee Benefits

To the extent our executive officers remain employed by us after the closing of the merger, they will be entitled to certain of the employee benefits Pfizer had agreed to provide under the terms of the merger agreement. See “The Merger Agreement—Employee Benefits.”

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262 of the DGCL. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with us before the special meeting on August 15, 2005. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate or on our transfer books. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A Vicuron stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Vicuron common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Vicuron shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Vicuron stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Material Federal Income Tax Consequences Of The Merger.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Vicuron stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

Pfizer will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Viper Acquisition, a wholly-owned subsidiary of Pfizer and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly-owned Delaware subsidiary of Pfizer.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Pfizer, shares held by our subsidiaries or subsidiaries of Pfizer (including Viper Acquisition), and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”), will be converted into the right to receive $29.10 in cash, without interest. Treasury shares and shares held by Pfizer and our subsidiaries or subsidiaries of Pfizer (including Viper Acquisition) will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a Vicuron stockholder, except the right to receive $29.10 per share in cash. The price of $29.10 per share was determined through arm’s-length negotiations between Pfizer and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $29.10 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, a paying agent selected by Pfizer and reasonably acceptable to us will send a letter of transmittal to each former Vicuron stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock or compliance with the instructions in the letter of transmittal for shares held in book entry form (including through the Italian central clearing agency Monte Titoli), together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, a former holder of Vicuron shares will be entitled to receive from the paying agent, on behalf of Pfizer, $29.10 in cash for each share of Vicuron common stock and that holder’s shares of Vicuron common stock will be cancelled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to our reasonable satisfaction that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon conversion of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards under Vicuron’s Stock Plans and Other Convertible Securities

Stock Options

Each stock option to purchase our common stock which has an exercise price of less than $29.10 per share that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be converted into cash in an amount equal to the difference between $29.10 and the exercise price of the option. Any payment made with respect to stock options will be made within 10 business days of the effective time of the merger.

ESPP

Our employee stock purchase plan, or ESPP, will be terminated as of the effective time of the merger. In connection with that termination, any right to purchase a share of our common stock under the ESPP will be cancelled and each participant in the ESPP for the then-current offering period will be entitled to receive, within 10 business days after the effective time of the merger, an amount in cash equal to $29.10 multiplied by the number of whole and fractional shares of Vicuron common stock that would have been issuable upon the exercise of the purchase right if it had been issued at the effective time of the merger and the participant in the ESPP purchased the maximum number of shares using his or her full contribution.

Warrants

Each warrant to purchase our common stock or capital stock will be cancelled in the merger in exchange for a cash payment equal to the number of share of our common stock subject to the warrant multiplied by $29.10 minus the per share exercise price of the warrant (which payment will be equal to $0 if that calculation results in a negative number). Any payment made with respect to warrants will be made within 10 business days of the effective time of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Pfizer and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Delisting and Deregistration of Vicuron common stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq National Market or the Nuovo Mercato and will be deregistered under the Securities Exchange Act of 1934.

Material Income Tax Consequences of the Merger

Material United States Federal Income Tax Consequences of the Merger

This Section discusses certain material United States federal income tax consequences of the merger to our stockholders whose shares of our common stock are surrendered in the merger. The discussion applies only to our stockholders that hold our common stock as capital assets at the time of the merger, and the discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders that are subject to special rules or that may be important in light of such stockholders’ individual circumstances, such as:

•	stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holders of options, warrants or similar rights to acquire our stock;

•	investors in partnerships, limited liability companies or other pass-through entities, or investors in such entities;

•	retirement plans and tax-exempt organizations;

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates; or

•	stockholders who hold shares of our stock as qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; or

•	stockholders who hold shares of our stock that are Section 1244 stock as described in the Internal Revenue Code.

Vicuron did not obtain a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the matters discussed herein. The summary is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth herein.

The discussion below is based upon United States federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders and does not address the tax consequences of transactions effected before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger).

Vicuron stockholders are urged to consult their own tax advisors as to their specific tax consequences of the merger, including the applicable United States federal, state, local and foreign tax consequences of the merger.

For United States federal income tax purposes, a Vicuron stockholder who exchanges our stock in the merger generally will recognize capital gain or capital loss equal to the difference between the cash received by such stockholder and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be long-term capital gain or loss provided that such stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Generally long-term capital gains of individuals are subject to United States federal income tax at a maximum rate of 15%. If an individual stockholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Cash consideration received by our non-corporate stockholders may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, tax advice to any particular holder of shares of our stock. This summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to our stockholders. Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Material Italian Income Tax Consequences of the Merger

This Section discusses the material Italian income tax consequences of the merger to our stockholders whose shares of our common stock are surrendered in the merger in exchange for the right to receive cash consideration of $29.10 per share. The discussion below applies only to our stockholders that are resident in Italy and they may not apply to:

•	stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or persons that mark-to-market their securities;

•	investors in pass-through entities;

•	tax-exempt organizations; or

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation.

The discussion below is based upon Italian income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively.

Our Italian stockholders should note that the merger is structured in such a way that it would not qualify as a “merger” for Italian income tax purposes (because the merger contemplates that the cash consideration will be paid by Pfizer, which is not one of the merging entities (us and Viper Acquisition), and the shares of our common stock are automatically converted into a right to receive a cash payment from an entity different form us). As a result, there are no Italian tax rules specifically applicable to the contemplated transaction. Therefore, the discussion of the Italian income tax consequences of the merger included in this proxy statement assumes that the cash consideration payable in the merger will be treated, based on general principles of Italian tax law, as giving rise to a capital gain/capital loss for our Italian stockholders. The tax consequences to our Italian stockholders could differ materially from the description contained in this proxy statement if Italian taxing authorities determine to tax our stockholders in a different way.

Individuals

In general, capital gains are calculated as the difference between the cash consideration received in the merger and the stockholder’s tax basis in shares of our common stock. For the purpose of calculating capital gains, the $29.10 in cash will be converted into Euro based on the exchange rate as of the date of payment of the merger consideration, or the closest preceding day. Capital gains realized by an Italian resident individual (not engaged in a business activity to which the shares are effectively connected) on the exchange of shares for the merger consideration would also be taxable in Italy if the shares are held outside of Italy.

In the case of “non-qualified” participation (i.e., a stockholder holding shares representing up to 2% of the voting rights at the special meeting of our shareholders, or up to 5% of our outstanding share capital), the capital gain on those shares would be subject, as a general rule, to a 12.5% substitutive tax (which we refer to in this proxy statement at the CGT).

Italian taxpayers can opt for one of the three following tax regimes:

•	Tax return regime (“Regime della Dichiarazione”): the holder of the shares of our common stock will have to assess the overall capital gains realized in a certain fiscal year, net of any incurred capital losses, in his annual income tax return and pay the assessed CGT;

•	Non-discretionary investment portfolio regime (“Risparmio Amministrato”): the holder of the shares of our common stock may elect to pay CGT separately on capital gains realized on each sale of the shares (including the conversion of our shares into merger consideration). This separate taxation of capital gains is allowed subject to (a) the shares being deposited with banks or other authorized intermediaries, and (b) an express election for the Risparmio Amministrato regime being made in writing by the relevant stockholder. The Risparmio Amministrato lasts for an entire fiscal year and, unless revoked prior to the end of that year, will also be deemed valid for the subsequent fiscal year. The intermediary is responsible for accounting for CGT on capital gains realized on each sale, transfer or redemption of the shares of our common stock (including the conversion of our shares into merger consideration), as well as on capital gains realized at the revocation of its mandate. Under this regime, the holder of the shares is not required to declare the gains in its annual income tax return; and

•	Discretionary investment portfolio regime (“Risparmio Gestito”): if the shares of our common stock are part of a portfolio managed by an Italian asset management company, capital gains will not be subject to CGT, but will be taken into account in determining the annual net accrued result of the portfolio. The annual net accrued result of the portfolio, even if not realized, is subject to an ad hoc 12.5% substitutive tax, required to be applied on behalf of the holder of the shares by the asset management company. Under this regime, the holder of the shares of our common stock is not required to declare the gains in its annual income tax return.

Capital gains realized on the conversion of shares of our common stock held by an Italian stockholder that do not represent “non-qualified” participation will be taken into account limited to 40% on the amount thereof in determining the overall taxable income of that person for income tax purposes, and will be taxed at the applicable tax rate. The only applicable tax regime for those stockholders would be the Tax return regime (“Regime della Dichiarazione”).

Corporations

Capital gains realized by Italian resident corporate entities (including a permanent establishment in Italy of a foreign entity to which the shares are effectively connected) on the conversion of shares of our common stock in the merger will form part of their aggregate income subject to 33% Italian corporate income tax (referred to as IRES). Certain companies may be subject to an additional local tax ( referred to as IRAP), generally applied at a rate of 4.25%. The capital gains are calculated as the difference between the cash consideration payable and the company’s tax basis in the shares. For the purpose of calculating capital gains, the $29.10 consideration per share will be converted into Euro based on the exchange rate as of the date of payment of the merger consideration, or the closest preceding day. Upon fulfillment of certain conditions, the gains may be taxed in equal installments over up to five fiscal years both for IRES and for IRAP purposes, and in some case may enjoy a full exemption.

Investment Funds

Italian investment funds (which includes Fondo Comune d’Investimento, or Società di Investimento a Capitale Variabile—SICAV) are subject to a 12.5% substitutive tax on their annual net accrued income, and capital gains (including capital gains on conversion of our shares of common stock into merger consideration) will be taken into account in determining that yearly net accrued result.

The holders of our common stock in Italy are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of Italian income and other tax laws in their particular circumstances.

Regulatory Matters

United States Antitrust

Under the Hart-Scott-Rodino Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Pfizer and we intend to file a notification and report forms pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission as promptly as practicable. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Italy Antitrust

Under the Italian merger control legislation, a notification is required before the completion of the transaction. The IAA has 30 days from the notification to approve the merger, unless it decides to open an in-depth investigation in which case the IAA has an additional 45 days to complete its investigation and issue a final decision. Approval of the merger need not be obtained before the completion of the transaction. However, if the IAA determines that it should open an in-depth investigation of the transaction, it may order the parties to suspend the implementation of the merger.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we, on the one hand, and Pfizer and Viper Acquisition, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in confidential disclosure schedules that we have provided to Pfizer in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Pfizer and are modified in important part by the underlying disclosure schedules.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Pfizer and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	the waiting period required under the Hart-Scott-Rodino Act must have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction that has the effect of making the merger illegal or otherwise prohibiting completion of the merger may be in effect.

In addition, Pfizer will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent our representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of our representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a material adverse effect on us (other than our representations and warranties as to our capitalization, which must be true and correct in all material respects);

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement;

•	there is not pending or threatened any suit, action or proceeding by any governmental entity:

•

challenging the acquisition by Pfizer or Viper Acquisition of any shares of our common stock, seeking to restrain or prohibit the completion of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of our common stock by Pfizer, Viper Acquisition or any other affiliate of Pfizer or seeking to obtain from us, Pfizer, Viper Acquisition or any other affiliate of Pfizer any damages that are material in relation to us;

•	seeking to prohibit or materially limit the ownership or operation by us, Pfizer or any of its subsidiaries of any portion of any business or of any assets of us, Pfizer or any of its subsidiaries, or to compel us, Pfizer or any of its subsidiaries to divest or hold separate any portion of any business or of any assets of us, Pfizer or any of its subsidiaries, as a result of the merger; or

•	seeking to prohibit Pfizer or any of its affiliates from effectively controlling in any material respect our business or operations;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction that would reasonably be expected to result, directly or indirectly, in any restraining effect shall be in effect;

•	since the date of the merger agreement, no material adverse change (as described below) with respect to us has occurred and not been cured; and

•	we have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Internal Revenue Code.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Pfizer and Viper Acquisition are true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date (except to the extent those representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of those representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a material adverse effect on Pfizer; and

•	Pfizer and Viper Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement.

No party to the merger agreement may rely on the failure of any condition to closing to be satisfied if that failure was caused by that party’s failure to act in good faith or to use commercially reasonable efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement, and certain conditions to closing and termination rights, are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us or whether there has been a “material adverse change” with respect to us. The merger agreement provides that a “material adverse effect” or “material adverse change” means, when used in connection with us, any change, effect, event, violation, inaccuracy, circumstance, occurrence, state of facts or development (other than such items disclosed to Pfizer or in the reports, schedules, forms, statements and other documents filed by us with, or furnished by us to, the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, from January 1, 2003 until the date of the merger agreement) which individually or in the aggregate when taken together with all other effects that have occurred before the date of determination of the occurrence of the material adverse effect or material adverse change, is or is reasonably likely to (1) be materially adverse to our business, assets, properties, results of operations or financial condition, taken as a whole, or (2) prevent or materially impede, interfere with, hinder or delay the completion by us of the merger. However, none of the following effects will be taken into account in determining whether there has been or will be a material adverse effect or material adverse change:

•	changes affecting the United States economy or any United States or Italian securities market in general (which changes or developments, in each case, do not disproportionately affect us in any material respect);

•	changes or developments in the pharmaceutical industries in which we participate (which changes or developments, in each case, do not disproportionately affect us in any material respect);

•	changes resulting from political instability, acts of terrorism or war;

•	changes resulting from or arising out of the announcement of the merger agreement or actions pursuant to (and required by) the merger agreement;

•	any change in our stock price or trading volume (but the facts or occurrences giving rise to or contributing to the change in stock price or trading volume may be taken into account in determining whether there has been or will be, a material adverse effect or material adverse change);

•	the determination by, or the delay of a determination by, the FDA or its European equivalent, or any panel or advisory body empowered or appointed by them, with respect to the approval, non-approval or disapproval of any of our products;

•	the result of any clinical trial; or

•	any failure, in and of itself, by us to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (but the facts or occurrences giving rise to or contributing to that failure may be taken into account in determining whether there has been or will be, a material adverse effect or material adverse change).

No Solicitation

We have agreed we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our directors or officers, and will use commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by us or our subsidiaries not to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a takeover proposal;

•	participate in any negotiations or discussions regarding any takeover proposal or furnish to any person any nonpublic information with respect to a takeover proposal;

•	approve or endorse or recommend any takeover proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment accepting any takeover proposal or relating to any takeover proposal (other than a confidentiality agreement).

At any time prior to obtaining our stockholder approval of adoption of the merger agreement, we may nevertheless take the following actions in response to a bona fide takeover proposal that did not result from a breach of our covenants relating to our consideration of alternative takeover proposals, if our board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the takeover proposal is, or is reasonably likely to result in, a superior proposal and after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of our board of directors’ fiduciary obligations under applicable law:

•	furnish information to the person making the proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable to us than those set forth in the Non-Disclosure and Standstill Agreement between us and Pfizer; and

•	participate in discussions or negotiations regarding the proposal.

In addition, our board of directors may withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by it or any committee of the merger agreement or the merger, or may approve or recommend, or propose to approve or recommend, a superior proposal if, before obtaining stockholder approval, we receive an unsolicited third-party takeover proposal and:

•	our board of directors determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law;

•	our board of directors has determined in good faith that the takeover proposal constitutes a superior proposal;

•	we deliver to Pfizer written notice at least three business days before publicly terminating the merger agreement which states expressly that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal;

•	during the three business day period, we negotiate with Pfizer in good faith with respect to adjustments to the terms and conditions of the merger agreement that Pfizer may suggest; and

•	during the three business day period, our board of directors does not conclude in good faith that the takeover proposal (including any adjustments to it during the three business day period) no longer constitutes a superior proposal.

In addition, we have undertaken to:

•	advise Pfizer as promptly as practicable of any takeover proposal, the principal terms and conditions of any takeover proposal (including any changes to it) and the identity of the person making any takeover proposal;

•	provide Pfizer with a copy of all written materials provided by or on behalf of the person making the takeover proposal in connection with the takeover proposal that describe or relate to the terms and conditions of the takeover proposal and notice of our intention to enter into negotiations with any third party with respect to a takeover proposal;

•	contemporaneously with furnishing any nonpublic information with regard to us and our subsidiaries to the third party, furnish the same nonpublic information to Pfizer (to the extent it has not been previously furnished to Pfizer); and

•	keep Pfizer informed of the status and details (including providing notice to Pfizer promptly, and in any event within 24 hours, of any changes to any material term) of any takeover proposal.

The merger agreement provides that the term “takeover proposal” means any bona fide inquiry, proposal, request or offer from any person relating to:

•	any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of us and our subsidiaries, taken as a whole (referred to as a material business);

•	any direct or indirect acquisition or purchase of 10% or more of any class of our voting securities or 10% or more of the voting power of any class of stock of any of our subsidiaries owning, operating or controlling a material business;

•	any tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of any class of our voting securities or 10% or more of the voting power of any class of stock of any of our subsidiaries owning, operating or controlling a material business;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries owning, operating or controlling a material business, in each case other than the transactions contemplated by the merger agreement; or

•	any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 10% of our assets (including our subsidiaries, taken as a whole).

The merger agreement provides that the term “superior proposal” means any written bona fide offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or all of our outstanding voting securities, on terms that our board of directors determines in good faith (after consultation with its financial advisor) to be more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms of any proposal by Pfizer to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement and taking into account:

•	all financial considerations, including relevant legal, financial, regulatory and other aspects of the takeover proposal and the merger and the other transactions contemplated by the merger agreement deemed relevant by our board of directors;

•	the identity of the third party making the takeover proposal; and

•	the conditions and prospects for completion of such takeover proposal.

Termination

Pfizer and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Pfizer and us;

•	by either Pfizer or us, if the merger has not been completed by March 15, 2006 (or, if all the conditions to closing have been met or are capable of being met other than the receipt of antitrust approvals, by June 15, 2006), provided that this right to terminate the merger agreement will not be available to a party whose breach of a covenant in the merger agreement has been the principal cause of or resulted in the failure of the merger to be completed on or before that date;

•	by either Pfizer or us, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction is in effect making the merger illegal or otherwise prohibiting completion of the merger; provided the party seeking to exercise this termination right has used commercially reasonably efforts to prevent and remove the applicable injunction, judgment or order;

•	by either Pfizer or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•	by either Pfizer or us, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform:

•	would give rise to the failure of any of the conditions to the merger related to truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement; and

•	cannot be cured or is not cured by the breaching party within 30 calendar days after written notice of the breach or failure;

in each case so long as the failure of any the condition to be capable of satisfaction is not the result of a material breach of the merger agreement by the terminating party;

•	by Pfizer, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction having any of the restraining effects is in effect and has become final and nonappealable;

•	by Pfizer if our board of directors or any of its committees takes any of the following actions (each referred to in this proxy statement as an adverse recommendation change) before obtaining stockholder approval:

•	withdraws or adversely modifies, or publicly proposes to withdraw or adversely modify, the approval or recommendation of the merger agreement or the merger;

•	fails to reaffirm publicly its approval or recommendation of the merger agreement or the merger within 10 business days of receipt of a written request from Pfizer at any time when a takeover proposal has been made by a third party and not rejected by our board of directors, but the 10-business day period will be extended for 10 additional business days following any material modification to the takeover proposal occurring after the receipt of Pfizer’s written request and the 10-business day period will recommence each time a takeover proposal is made following the receipt of Pfizer’s written request by a person that had not made a takeover proposal before the receipt of Pfizer’s written request;

•	approves or recommends, or proposes to approve or recommend, a takeover proposal by a third party;

•	enters into any letter of intent or similar document or any agreement, contract or commitment accepting any takeover proposal by a third party; or

•	after the commencement of a tender or exchange offer relating to our securities by a person unaffiliated with Pfizer, has not sent to our security holders pursuant to Rule 14e-2 under the United States Securities Act of 1933, within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of the tender or exchange offer;

•	by Pfizer if we commit a material and intentional breach of our covenants in the merger agreement relating to our consideration of alternative takeover proposals;

•	by us, if prior to obtaining stockholder approval, we receive an unsolicited third-party takeover proposal and:

•	our board of directors determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law;

•	our board of directors has determined in good faith that the takeover proposal constitutes a superior proposal;

•	we deliver to Pfizer a written notice at least three business days before publicly terminating the merger agreement which states expressly that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and that we intend to terminate the merger agreement;

•	during the three business day period, we negotiate with Pfizer in good faith with respect to adjustments to the terms and conditions of the merger agreement that Pfizer may suggest;

•	during the three business day period, our board of directors does not conclude in good faith that the takeover proposal (including any adjustments to it during the three business day period) no longer constitutes a superior proposal;

•	we have complied with our covenants in the merger agreement related to considering alternative takeover proposals; and

•	we pay a $58,000,000 termination fee concurrently with termination of the merger agreement.

•	by Pfizer if a material adverse change with respect to us shall have occurred and, if it is reasonably capable of being cured, has not been cured.

Stockholders’ Meeting

We have agreed to establish a record date for, duly call, give notice of, convene and hold a special meeting of our stockholders for the purpose of obtaining their approval of adoption of the merger agreement as soon as practicable following the date of the merger agreement, and to use commercially reasonable efforts to solicit from our stockholders proxies in favor of the merger. We have also agreed to prepare and the file with the SEC this proxy statement and cause it to be mailed to our stockholders as promptly as practicable following the date of the merger agreement.

Conduct of Business Pending the Merger

We have agreed, as to us and our subsidiaries, that from the date of the merger agreement and continuing until the effective time of the merger, except as expressly permitted by the merger agreement, as disclosed to Pfizer, or to the extent that Pfizer otherwise consents in writing (which consent cannot be unreasonably withheld or delayed), that we and each of our subsidiaries will conduct our businesses in the ordinary course of business consistent with past practice, including using commercially reasonable efforts to:

•	preserve intact our current business organizations;

•	maintain and keep our properties and assets in good repair and condition, ordinary wear and tear excepted;

•	maintain in effect all governmental permits pursuant to which we or any of our subsidiaries currently operates;

•	maintain in effect our existing relations with material customers, suppliers, distributors, and others having significant business dealings with us and them; and

•	comply in all material respects with all laws, orders and permits applicable to us and them.

We have also agreed, as to us and our subsidiaries, that from the date of the merger agreement and continuing until the effective time of the merger, except as expressly permitted by the merger agreement, as disclosed to Pfizer, or to the extent that Pfizer otherwise consents in writing (which consent cannot be unreasonably withheld or delayed), neither we nor any of our subsidiaries will:

•	amend or propose to amend our certificate of incorporation or bylaws or other comparable organizational documents;

•	split, combine or reclassify outstanding shares of capital stock;

•	declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than dividends from or to direct or indirect wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

•	repurchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or any securities convertible into or exchangeable or exercisable for any shares of our or our subsidiaries’ capital stock or permit any subsidiaries to purchase or otherwise acquire any shares of our or our subsidiaries’ capital stock or any securities convertible into or exchangeable or exercisable for any shares of our or our subsidiaries’ capital stock;

•	except as provided for in the merger agreement, as required under agreements already in existence or as required by applicable law, increase compensation payable or that could become payable by us or any of our subsidiaries to directors, officers or key employees or the creation of or any amendment of any of our employee compensation and employee benefit plans, other than increases in compensation made in the ordinary course of business consistent with past practice;

•	except for dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, and dispositions by us in accordance with the terms of our current restructuring and divestiture plans, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any portion of our property or assets (including stock or other ownership interests of subsidiaries);

•	other than supplies in the ordinary course of business consistent with past practice, acquire any amount of assets or capital stock of any other person;

•	make any change in accounting principles, practices or methods which is not required by United States generally accepted accounting principles or Italian generally accepted accounting principles;

•	issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of our or our subsidiaries’ capital stock of any class or any other property or assets, other than:

•	the issuance of our common stock upon the exercise of options outstanding as of the date of the merger agreement in accordance with their terms;

•	the issuance of our common stock in respect of other equity compensation awards outstanding under our employee benefits plans as of the date of the merger agreement in accordance with their terms;

•	the issuance of options and the grant of other equity compensation awards and the issuance of our common stock upon the exercise of those options and in connection with those equity compensation awards to employees who are not our directors or executive officers pursuant to our employee benefits plans in accordance with their terms in the ordinary course of business consistent with past practice; and

•	the issuance of our common stock at the end of an offering period pursuant to our ESPP;

•	except in accordance with our 2005 budget, incur any material capital expenditures;

•	incur, create or assume any lien with respect to any asset, other than liens for taxes not yet due and payable, liens imposed by law such as carriers’, workmens’ or mechanics’ liens, or pledges or deposits to secure obligations under workers’ compensation laws or similar legislation to secure public or statutory obligations;

•	enter into any new line of business;

•	enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than loans or investments by us or a wholly-owned subsidiary to or in us or any wholly-owned subsidiary and advances of expenses in the ordinary course of business consistent with past practice;

•	cancel or terminate without reasonable substitute policy any material insurance policy naming us as a beneficiary or a loss payee without notice to Pfizer;

•	commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against us or any of our subsidiaries or relating to any of our or their businesses, properties or assets, other than settlements entered into in the ordinary course of business consistent with past practice and requiring of us and our subsidiaries only the payment of monetary damages not exceeding $250,000;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	enter into any agreement with respect to intellectual property or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of our compounds or products or otherwise extend, modify or amend any rights with respect to the foregoing;

•	enter into, modify or amend in a manner adverse to us, or terminate any material contract or waive, release or assign any rights or claims under any material contract, in each case, in a manner adverse to us, other than any entry into, modification, amendment or termination of any material contract in the ordinary course of business consistent with past practice;

•	make or change any material tax election;

•	except as required by applicable law, file any amended material tax return;

•	enter into any closing agreement with respect to taxes;

•	settle any material tax claim or assessment;

•	surrender any right to claim a refund of taxes;

•	consent to any extension or waiver of the limitations period for the assessment of any tax;

•	take any action outside the ordinary course of business whose effect would be to materially increase our or our subsidiaries’ present or future tax liability or to materially decrease our or our subsidiaries’ present or future tax assets;

•	create any new subsidiaries; or

•	authorize or enter into an agreement to do anything otherwise prohibited by this list.

Pfizer has agreed that during the period from the date of the merger agreement to the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, except as consented to in writing by us, none of Pfizer or any of its subsidiaries will make any acquisition that is reasonably likely to materially impair Pfizer’s ability to consummate the transactions contemplated by the merger agreement or cause a material delay of the merger.

Commercially Reasonable Efforts

We and Pfizer have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, including required antitrust filings; and

•	the obtaining of all necessary consents, approvals or waivers from third parties.

However, neither Pfizer nor its subsidiaries is obligated by the merger agreement to sell, divest or otherwise dispose of, or permit the sale, divestiture or other disposition of:

•	any assets of ours or any of our subsidiaries to the extent that the value of those assets would be material to us and our subsidiaries, taken as a whole; or

•	any assets of Pfizer or any of its subsidiaries to the extent that the value of those assets would, if owned by us or any of our subsidiaries, be material to us and our subsidiaries, taken as a whole.

Amendment and Waiver

The merger agreement may be amended by the parties at any time, before or after stockholder approval has been obtained. However, if the merger agreement is to be amended after stockholder approval has been obtained, no amendment will be allowed that by law requires further approval by stockholders of the parties without the further approval of those stockholders. Any amendment must be in writing.

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any extensions or waivers must be in writing.

Expenses

The merger agreement provides that regardless of whether the merger is completed, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses.

Termination Fee

We must pay Pfizer a termination fee of $58,000,000 if our board of directors makes an adverse recommendation change or we exercise our right to terminate the merger agreement to accept a superior proposal, subject to our compliance with the terms of the merger agreement relating to that termination right.

The merger agreement also requires that we pay Pfizer a termination fee of $58,000,000 if:

•	the merger agreement is terminated because (1) the merger does not close by March 15, 2006 (or June 15, 2006 if the condition relating to receipt of necessary antitrust approvals is the only condition to closing not met or capable of being met on March 15, 2006), (2) our stockholders fail to adopt the merger agreement at a duly held meeting, (3) we breach or fail to perform our representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions to closing relating to our representations, warranties and covenants would not be satisfied and the breach or failure to perform cannot be cured or is not cured within 30 days of notice from Pfizer as long as such failure of the conditions to be met is not the result of a material breach of the merger agreement by Pfizer, or (4) any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or other governmental entity of competent jurisdiction having any of the restraining effects shall be in effect and shall have become final and nonappealable;

•	before termination, a takeover proposal has been publicly disclosed and, except with respect to a subsequent takeover proposal, not withdrawn, or any person has publicly announced an intention (whether or not conditional) to make a takeover proposal and, except with respect to a subsequent takeover proposal, not withdrawn its intention; and

•	within nine months of termination we or any of our subsidiaries enters into any acquisition agreement related to any takeover proposal (and the takeover proposal set forth in that acquisition agreement is subsequently completed, whether during or after the nine-month period) or completes a takeover proposal;

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization, good standing and similar matters with respect to each of Pfizer, Viper Acquisition and us;

•	our, Pfizer’s and Viper Acquisition’s organizational documents;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement with respect to each of Pfizer, Viper Acquisition and us;

•	conflict of the merger agreement with, and consents required under, organizational documents, agreements, laws, permits and licenses with respect to each of Pfizer, Viper Acquisition and us;

•	required action, consent or approval of, or review by, or registration or filing with, any governmental entity with respect to each of Pfizer, Viper Acquisition and us;

•	documents we have filed with the SEC, the accuracy of the financial statements and other information contained in those documents and our compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy of information supplied by each of Pfizer, Viper Acquisition and us in connection with this proxy statement;

•	absence of a material adverse effect on us and the absence of certain events, in each case since December 31, 2004;

•	outstanding and pending material litigation against us and our subsidiaries, and outstanding judgments, decrees, injunctions, rulings and orders against us and our subsidiaries;

•	required vote of our stockholders;

•	applicability of certain takeover statutes’ requirements to us and our satisfaction of those statutes;

•	our engagement of, and payment of fees to, brokers and financial intermediaries;

•	our receipt of a fairness opinion from Morgan Stanley;

•	the amendment of our rights agreement to render it inapplicable to the merger;

•	our intellectual property;

•	our benefit plans;

•	tax matters with respect to us;

•	our compliance with laws and regulations and our possession of material permits;

•	the absence of material undisclosed liabilities with respect to us;

•	our material contracts;

•	title to our material properties and rights to our leasehold interests;

•	environmental matters with respect to us;

•	our insurance policies;

•	interim operations of Viper Acquisition;

•	sufficiency of Pfizer’s capital resources to complete the merger and the other transactions contemplated by the merger agreement and to pay all related fees and expenses; and

•	Pfizer and Viper Acquisition not being interested stockholders of ours in the last three years.

Employee Benefits

Pfizer has agreed (i) to provide our and our subsidiaries’ employees (other than employees who are subject to collective bargaining agreements, which Pfizer has agreed to honor) with compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to them immediately prior to the effective time of the merger and (ii) that our and our subsidiaries’ employees (other than those who are a party to individual agreements providing for severance benefits) will be eligible to receive severance benefits in amounts and on terms and conditions no less favorable than those provided to them pursuant to policies in effect immediately prior to the effective time of the merger (but severance benefit provisions contained in individual agreements with employees shall not be used for purposes of determining comparability of severance policies). These commitments by Pfizer will remain in effect for a period of one year after the effective date of the merger.

PROPOSAL TO GRANT AUTHORITY

TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders on August 15, 2005, the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, proxy holders George Horner III and Dov A. Goldstein, M.D. intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Mr. Horner and Dr. Goldstein to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the asset sale or the plan of dissolution will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2005 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

•	each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our current directors and executive officers as a group.

The table shows beneficial ownership in accordance with the rules of the SEC to include securities over which a named person has or shares voting or investment control (such as securities held by investment funds under his control), as well as securities over which a named person has the right to acquire voting or investment control within 60 days of June 30, 2005 (such as upon exercise of an option that is currently vested or that is scheduled to vest within 60-days of June 30, 2005). Unless otherwise indicated by footnote:

•	the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and

•	the address of each person named in the table is in care of Vicuron Pharmaceuticals Inc., 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, United States of America.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
James H. Cavanaugh, Ph.D (2)	1,597,360	2.61%
George F. Horner III (3)	876,562	1.41%
Costantonio Ambrosio (4)	320,134	*
Christopher T. Walsh, Ph.D (5)	184,263	*
David V. Milligan, Ph.D (6)	60,071	*
Cheryl A. Wenzinger, CPA	0	*
Alan W. Dunton, M.D.	0	*
Richard J. White, Ph.D (7)	535,753	*
Dov A. Goldstein, M.D. (8)	319,353	*
Martin Stogniew, Ph.D (9)	158,572	*
David S. Krause, M.D. (10)	182,504	*
All directors and executive officers as a group (11 persons)	4,234,572	6.65%

*	Holdings represent less than 1%
(1)	Percentages are based on 61,163,016 common shares outstanding on June 30, 2005. In accordance with SEC rules, each person’s percentage interest is calculated by dividing the number of shares that person beneficially owns (as explained in the table’s lead-in paragraph) by the sum of (a) the total number of common shares outstanding on June 30, 2005 plus (b) the number of shares such person has the right to acquire within 60 days of June 30, 2005 (including, for example, upon exercise of options that are vested as of June 30, 2005 or that are scheduled to vest within 60 days of March 31, 2005).
(2)	Dr. Cavanaugh’s beneficial ownership includes 10,179 shares held by Dr. Cavanaugh; 25,781 shares subject to options held by Dr. Cavanaugh that are exercisable within 60 days of June 30, 2005; and 1,561,400 shares held by HealthCare Ventures V, L.P. (“HCV”), a Delaware limited partnership. Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., which is the general partner of HCV. As such, he may be deemed to have voting and dispositive power over the shares held by HCV. However, Dr. Cavanaugh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Mr. Horner’s beneficial ownership includes 11,250 shares held by Mr. Horner; 3,125 shares held by Mr. Horner’s son; 3,125 shares held by Mr. Horner’s daughter; and 865,312 shares subject to options held by Mr. Horner that are exercisable within 60 days of June 30, 2005. However, Mr. Horner disclaims beneficial ownership of the shares held by his son and daughter except to the extent of his pecuniary interest therein.
(4)	Mr. Ambrosio’s beneficial ownership includes 320,134 shares subject to options held by Mr. Ambrosio that are exercisable within 60 days of June 30, 2005.
(5)	Dr. Walsh’s beneficial ownership includes 184,263 shares subject to options held by Dr. Walsh that are exercisable within 60 days of June 30, 2005.
(6)	Dr. Milligan’s beneficial ownership includes 22,500 shares held by the David V. Milligan Trust dated Oct. 19, 1991 of which Dr. Milligan is the sole trustee; and 37,571 shares subject to options held by Dr. Milligan that are exercisable within 60 days of June 30, 2005.
(7)	Dr. White’s beneficial ownership includes 66,587 shares held by Dr. White; 6,252 shares held by Dr. White’s children; and 469,166 shares subject to options held by Dr. White that are exercisable within 60 days of June 30, 2005. However, Dr. White disclaims beneficial ownership of the shares held by his children except to the extent of his pecuniary interest therein. Dr. White reports that he has no power to vote or dispose of the shares held by his children.
(8)	Dr. Goldstein’s beneficial ownership includes 2,000 shares owned; and 317,353 shares subject to options held by Dr. Goldstein that are exercisable within 60 days of June 30, 2005.
(9)	Dr. Stogniew’s beneficial ownership includes 158,572 shares subject to options held by Dr. Stogniew that are exercisable within 60 days of June 30, 2005.
(10)	Dr. Krause’s beneficial ownership includes 4,443 shares held by Dr. Krause; and 178,061 shares subject to options held by Dr. Krause that are exercisable within 60 days of June 30, 2005.
(11)	Includes 2,556,213 shares issuable upon exercise of options or warrants beneficially owned by our directors and executive officers that are exercisable within 60 days of June 30, 2005.

STOCKHOLDER PROPOSALS

We will hold a 2006 annual meeting of our stockholders only if the merger is not completed.

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 12, 2005 (which is 120 calendar days before the first anniversary of the date of our proxy statement filed with the Securities and Exchange Commission on April 11, 2005). Pursuant to our bylaws, a stockholder wishing to make a proposal or a nomination for director that is not to be included in our proxy statement and form of proxy for the 2006 annual meeting of stockholders must notify us between February 20, 2006 and March 21, 2006 (which are 90 days and 60 days, respectively, before the anniversary of our 2005 annual meeting). Stockholders are advised to review our bylaws, which contain several additional requirements regarding the submission of stockholder proposals and director nominations. Proposals or nominations that are not fully compliant may not be presented.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Pfizer and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Pfizer and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Pfizer has supplied all information contained in this proxy statement relating to Pfizer and Viper Acquisition and we have supplied all such information relating to us.

Our stockholders should not send in any Vicuron certificates until they receive the transmittal materials from the paying agent. After receiving the transmittal materials, our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent by calling the telephone number set forth in the transmittal materials.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 19, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the completion of the merger described in this proxy statement creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of June 15, 2005

Among

PFIZER INC.,

VIPER ACQUISITION CORP.

And

VICURON PHARMACEUTICALS, INC.

i

(continued)

ii

Index of Defined Terms

Term	Section
Affiliate	Section 8.3(a)
Agreement	Preamble
Applicable Period	Section 4.2(a)
Appraisal Shares	Section 2.1(d)
Acquisition Agreement	Section 4.2(b)
Business Day	Section 1.2
Bylaws	Section 1.5(b)
Capital Stock	Section 8.3(b)
Certificates	Section 2.2(b)
Certificate of Merger	Section 1.3
Certificate of Incorporation	Section 1.5(a)
Change of Recommendation	Section 4.2(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(i)
Company	Preamble
Company Benefit Plans	Section 3.1(q)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Section 3.1
Company Employees	Section 5.4(a)
Company License Agreements	Section 3.1(o)
Company Material Adverse Change	Section 8.3(c)
Company Material Adverse Effect	Section 8.3(c)
Company Material Business	Section 4.2(a)
Company Option	Section 2.1(e)
Company Permits	Section 3.1(t)
Company Preferred Stock	Section 3.1(c)
Company Reports	Section 3.1(g)
Company Stock Plans	Section 2.1(e)
Confidentiality Agreement	Section 4.2(a)
Contract	Section 3.1(v)
Costs	Section 5.5(c)
DGCL	Section 1.1
Effective Time	Section 1.3
Environmental Law	Section 3.1(x)
ERISA	Section 3.1(q)
ERISA Affiliate	Section 3.1(q)
ESPP	Section 2.1(f)
Exchange Act	Section 3.1(g)
Exchange Fund	Section 2.2(a)
FDA	Section 3.1(t)
Governmental Entity	Section 2.2(e)
Hazardous Substance	Section 3.1(x)
HSR Act	Section 3.1(f)
HSR Filing	Section 5.3
Indemnified Person	Section 5.5(c)
Intellectual Property	Section 3.1(p)
IRS	Section 3.1(q)
Material Contracts	Section 3.1(v)

Term	Section
Merger	Recitals
Merger Consideration	Section 2.1(c)
Morgan Stanley	Section 3.1(m)
NDA	Section 3.1(t)
Option Cash Payment	Section 2.1(e)
Organizational Documents	Section 3.1(b)
Parent	Preamble
Parent Disclosure Schedule	Section 3.2
Parent Material Adverse Effect	Section 8.3(d)
Parent Organizational Documents	Section 3.2(b)
Paying Agent	Section 2.2(a)
Pension Plan	Section 3.1(q)
Permits	Section 3.1(t)
person	Section 8.3(e)
Proxy Statement	Section 3.1(h)
Registered Intellectual Property	Section 3.1(p)
Restraints	Section 6.1(c)
Rights	Section 2.1(c)
Rights Agreement	Section 2.1(c)
Sarbanes-Oxley Act	Section 3.1(g)
SEC	Section 3.1
Section 262	Section 2.1(d)
Securities Act	Section 3.1(g)
Series A Preferred Stock	Section 2.1(c)
Stockholder Approval	Section 3.1(k)
Stockholders’ Meeting	Section 3.1(h)
Sub	Preamble
Subsequent Takeover Proposal	Section 5.6(b)
Subsidiary	Section 8.3(f)
Superior Proposal	Section 4.2(c)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 4.2(a)
Tax	Section 3.1(r)
Tax Returns	Section 3.1(r)
Termination Fee	Section 5.6(b)
Termination Date	Section 7.1(b)
Trademarks	Section 3.1(p)
Trade Secrets	Section 3.1(p)
U.S. GAAP	Section 3.1(g)
Warrant Cash Payment	Section 2.1(f)
Warrants	Section 2.1(f)

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation (“Parent”), Viper Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and Vicuron Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

THE PARTIES ENTER INTO THIS AGREEMENT, on the basis of the following facts, intentions and understandings.

A. The Board of Directors of each of the Company, Sub and Parent has approved and declared advisable the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement.

B. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1.

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3 of this Agreement). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day (as defined below) after satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of the conditions set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of those conditions), at the offices of O’Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI of this Agreement shall not have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL or applicable Italian Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”).

SECTION 1.4 Effects of The Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

SECTION 1.5 Certificate of Incorporation And Bylaws.

(a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.6 Directors. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers. The officers of Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 2.

Effect of the Merger on the Capital; Exchange of Certificates

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company or any shares of capital stock of Parent or Sub:

(a) Common Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of identical common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) that is directly owned by the Company, Parent, Sub, or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock, including the associated right (the “Rights”) to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of the Company or in certain circumstances Company Common Stock pursuant to the Shareholders Rights Agreement dated as of June 28, 2001, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) of this Agreement and the Appraisal Shares (as defined in Section 2.1(d) of this Agreement) shall be converted into the right to receive $29.10 in cash (as such amount may be adjusted pursuant to Section 2.2(h)), without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock (and the associated Rights) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any such share of Company Common Stock (and the associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.2(i) of this Agreement. The Merger Consideration shall be paid in the manner set forth in Section 2.2.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock (and the associated Rights) issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under any employee stock option or compensation plan or arrangement of the Company, including the 1995 Stock Option Plan, the 1997 Equity Incentive Plan, the 2001 Stock Option Plan, the 2002 Stock Option Plan and the 2003 New-Hire Stock Option Plan (collectively, the “Employee Benefit Plans”), whether or not exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive within 10 Business Days of the Effective Time a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, and (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”). All amounts payable pursuant to this Section 2.1(e) of this Agreement shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.3 of this Agreement. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Company shall use commercially reasonable efforts such that, upon the Effective Time, each Company Option is treated in accordance with this Section 2.1(e) of this Agreement.

(f) Employee Stock Purchase Plan. The Company shall take any and all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that the ESPP shall terminate, effective as of the Effective Time, and each Option (as defined in the ESPP) outstanding for the Offering Period (as defined in the ESPP) under the ESPP that terminates at the Effective Time shall be cancelled and each participant in the ESPP for that Offering Period shall be entitled to receive, within 10 Business Days of the Effective Time, in lieu of any other amounts otherwise payable to such participant under the ESPP with respect to such Option, an amount in cash equal to (a) the Merger Consideration multiplied by (b) the number of whole and fractional shares of Company Common Stock that would have been issuable upon exercise of such Option had it been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto using the full amount of his or her Contributions (as defined in the ESPP) to the ESPP for that

Offering Period. All amounts payable pursuant to this Section 2.1(f) of this Agreement shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 2.2(i) of this Agreement.

(g) Warrants. At the Effective Time, each warrant to purchase Company Common Stock or capital stock convertible into Company Common Stock (the “Warrants”) outstanding immediately prior to the Effective Time shall be canceled in exchange for a lump sum cash payment equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the Merger Consideration, minus (ii) the per share exercise price of such Warrant (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0) (the “Warrant Cash Payment”). Such payment shall be made within ten Business Days of the Effective Time. All amounts payable pursuant to this Section 2.1(g) of this Agreement shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.2(i) of this Agreement.

SECTION 2.2 Exchange of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(c) of this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Company Common Stock (i) a form of letter of transmittal (which shall specify when delivery of shares of Company Common Stock shall be effected, and, with respect to certificates representing shares of Company Common Stock immediately prior to the Effective Time (“Certificates”), that the risk of loss and title to Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates or the surrender of common stock held in book-entry form (including through book-entry positions with depository intermediaries participating in Monte Titoli S.p.A.) in exchange for the Merger Consideration. Each holder of record of a share of Company Common Stock shall, upon surrender to the Paying Agent of a Certificate or compliance with the instructions for book-entry tender of such share, together with submission of a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock (and the associated Rights) previously represented by such Certificate or held in book-entry form shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock (and the associated Rights) which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b) of this Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on any cash payable to holders of shares of Company Common Stock pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (and the associated Rights). At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock (and the associated Rights) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined below)) any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. “Governmental Entity” is defined in this Agreement as any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be adjusted appropriately.

(i) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (and the associated Rights), Company Options or Warrants, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (and the associated Rights), Company Options or Warrants, as applicable, in respect of which such deduction and withholding was made by such party.

ARTICLE 3.

Representations and Warranties

SECTION 3.1 Representations and Warranties of the Company. Except as set forth in (i) with respect to Sections 3.1 (i), (j), (p), (q), (r), (t), (u), (v), (w), (x) and (y) only, the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from January 1, 2003 until the date of this Agreement or (ii) the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted, except for such failures to be so organized, existing and in good standing (with respect to such jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing (with respect to such jurisdictions that recognize the concept of good standing) that would not be reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent complete and correct copies of the Company’s and each of its Subsidiaries’ certificate of incorporation and bylaws (or comparable governing instruments), each as amended to date. The certificate of incorporation and bylaws or comparable governing instruments (“Organizational Documents”) of each of the Company and its Subsidiaries so made available are in full force and effect.

(c) Capital Structure. The authorized capital stock of the Company consists of 105,000,000 shares, consisting of (i) 100,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 1,000,000 shares have been designated as Series A Preferred Stock. As of June 13, 2005, (a) 61,161,746 shares of Company Common Stock were issued and outstanding and (b) 1,000,000 shares of Series A Preferred Stock were reserved for issuance. No shares of Company Preferred Stock are issued or outstanding. Each of the outstanding shares of capital stock or other securities of the Company is, and each share of Company Common Stock which may be issued in connection with any Company Options or Warrants will be, duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (including any restriction on the right to vote, sell or otherwise dispose of such capital stock of other ownership interests). Other than with respect to the Subsidiaries listed on Section 3.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements), or have any investment in any other person. Other than as specified in Section 3.1(c) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, Company Options, Warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries are bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as specified in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or aware of any voting or other stockholders agreement with respect to its securities or the securities of any of its Subsidiaries. Other than as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Company or any of its Subsidiaries. The Warrants are exercisable only for Company Common Stock. No Subsidiary of the Company owns any Company Common Stock, Company Options or other interest convertible into or determined by reference to the value of Company Common Stock. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are issued or outstanding as of the date hereof.

(d) Corporate Authority. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of the Company, and the Board of Directors of the Company has resolved to recommend that the stockholders of the Company adopt this Agreement, and has directed that this Agreement be submitted to the stockholders of the Company for their adoption, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining Stockholder Approval. Assuming due authorization, execution and delivery by each of Parent and Sub, this Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Board of Directors of the Company have approved and adopted this Agreement and the Merger.

(e) No Conflicts. The execution and delivery of this Agreement do not and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations, a right of consent or termination, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations, creations or changes that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(f) Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement by the Company will result in a violation of any applicable United States or foreign, federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of any Governmental Entity (“Laws”) by the Company or any of its Subsidiaries, except for any such violations that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the

Company will not require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Subsidiaries with any Governmental Entity, except for (i) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the “HSR Act”), (ii) any filings with or receipt of approvals or expiration of the waiting periods with respect to any filings made under antitrust Laws with other Governmental Entities, (iii) the filing of the Proxy Statement with the SEC, and any other filings or notices pursuant to securities Laws and stock exchange rules in the United States and Italy, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger, and (vi) actions, consents or approvals that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(g) SEC Filings; Sarbanes-Oxley Act.

(i) The Company has made available to Parent true and complete copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2003, (ii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since January 1, 2003, and (iii) all of its other reports, statements, schedules and registration statements filed or required to be filed with the SEC since December 31, 2003 (the documents referred to in the foregoing clauses (i)-(iii), collectively, including all documents filed as exhibits thereto, the “Company Reports”). The Company has timely filed with the SEC all Company Reports. The Company has filed all material reports, forms, statements, schedules, prospectuses, registration statements and other documents required to be filed by it with the Italian stock exchange and under Italian Laws applicable to the Company and its securities, since January 1, 2002, and is otherwise in material compliance with all Italian Laws applicable to the Company and its securities.

(ii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Report complied, and each such Company Report filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be.

(iii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv) Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v) Each Company Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(vi) The financial statements of the Company included in the Company Reports (A) have been prepared from, and are in accordance with, the books and records of the Company, (B) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (C) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (D) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and, in the case of Company Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company as the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(vii) Since the Company’s filing of its 2004 Form 10-K with the SEC, there have been no changes in the Company’s system of internal control over financial reporting which changes would adversely affect the Company’s system of internal control over financial reporting. To the Company’s knowledge, the Company’s system of internal controls over financial reporting is effective.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the proxy statement relating to this Agreement to be filed with the SEC (the “Proxy Statement”) will, at the time filed with the SEC, at the date it is first mailed to the stockholders of the Company and at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since December 31, 2004, except for liabilities incurred in connection with this Agreement, (i) there has not been any change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) on or prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action referred to in Sections 4.1(a), 4.1(b), 4.1(d), 4.1(e), 4.1(g), 4.1(h), 4.1(i), 4.1(k), 4.1(l), 4.1(m) or 4.1(n), except as would be permitted thereby.

(j) Litigation. There is no material suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Company Benefit Plans, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any Company Benefit Plans.

(k) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(l) Anti-Takeover Statutes. The Company and its Subsidiaries have taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and such action is effective at the date of this Agreement. No Italian takeover statute is applicable to this Agreement, the Merger and the other transactions contemplated hereby, and to the knowledge of the Company, no other state takeover statute is applicable to this Agreement, the Merger and the other transactions contemplated hereby.

(m) Finders’ Fees. Except for Morgan Stanley & Co. Incorporated (“Morgan Stanley”), there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided Parent with a summary of the economic terms of the Company’s engagement letter with Morgan Stanley applicable with respect to the Merger.

(n) Opinion of Financial Advisor. The Company has received an opinion of Morgan Stanley, dated as of the date hereof, to the effect that, as of such date the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

(o) Rights Agreement. The Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(p) Intellectual Property.

(i) For purposes of this Agreement, “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing (collectively, “Trademarks”); (ii) patents (including any registrations, renewals and applications therefore, “Patents”); (iii) inventions (whether patented or not); (iv) copyrights (including any registrations, renewals and applications therefore); software; (v) technology, (vi) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”), in each case used or held for use in or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted. “Registered Intellectual Property” means all Intellectual Property that is subject to an application, certificate, filing or registration with a Governmental Entity.

(ii) Schedule 3(p)(ii) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all Registered Intellectual Property.

(iii) To the Company’s knowledge, the Company or its Subsidiaries own exclusively or have a right to use all Intellectual Property that is material to the Company’s business, and the owned Intellectual Property is free and clear of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever.

(iv) There are no claims pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, alleging that the conduct of the business of the Company and its Subsidiaries infringes upon or misappropriates intellectual property rights of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(v) To the knowledge of the Company, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no third party is infringing or otherwise violating any Intellectual Property, and no such claims have been brought against any third party by the Company or any of its Subsidiaries. To the knowledge of the Company, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no third party has any rights to any intellectual property (including any patent applications) which claims or attempts to claim subject matter that interferes with or overlaps, or would otherwise impair the use of, any inventions claimed by any Patents.

(vi) The Company and its Subsidiaries have taken reasonable steps in accordance with industry practice to protect the confidentiality of material Trade Secrets. To the knowledge of the Company, there have been no breaches of confidentiality or loss of trade secret rights with respect to any material Intellectual Property.

(vii) There are not ongoing interferences, oppositions, reissues, or reexaminations or other inter partes proceedings which could result in a loss or limitation of a patent right or claim involving any of the patents or patent applications listed on Section 3.1(p)(ii) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (and, to the Company’s knowledge, with respect to material patents or patent applications, licensed by the Company or any of its Subsidiaries) that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(q) Employee Benefits

(i) All benefit and compensation plans, programs, contracts, agreements, policies or arrangements covering current or former directors and/or employees of the Company and its Subsidiaries, including, but not limited to, the Company Stock Plans, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, pension, retirement, employment, retention, termination, change of control, severance or other plans, programs, contracts, policies, agreements or arrangements, and with respect to which the Company and any of its Subsidiaries has or may in the future have any liability (the “Company Benefit Plans”) as of the date of this Agreement are listed on Section 3.1(q)(i) of the Company Disclosure Schedule and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been separately identified. True and complete copies of all Company Benefit Plans listed in Section 3.1(q)(i) of the Company Disclosure Schedule, including the current version of any trust agreement or other trust instrument, including any current insurance contract forming a part of such Company Benefit Plans have been provided or made available to Parent prior to the date hereof.

(ii) All Company Benefit Plans are in compliance in all material respects with all applicable Laws, including the Code and ERISA. Each Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances or events that would be reasonably expected to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time within the past six years, and no notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv) All contributions required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports to the extent required by GAAP. Neither the Company nor any of its Subsidiaries has any obligations for post-termination welfare benefits under any Company Benefit Plan other than as required by applicable Law or as severance pay or the continuation of health or life benefits after a severance event pursuant to any severance plan, program, arrangement or agreement.

(v) The Company and its Subsidiaries have no unfunded liabilities with respect to any Pension Plan that covers non-U.S. employees and that are not set forth in the Financial Statements.

(vi) All Company Benefit Plans in which non-U.S. employees participate or that are not subject to United States Law are set forth on Schedule 3.1(q)(vi) of the Company Disclosure Schedule and all such Company Benefit Plans maintained by the Company for the benefit of employees outside the United States have been and are in compliance in all material respects with applicable Law.

(vii) The Company has complied in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours practices and standards, occupational safety and health requirements and unemployment insurance and related matters and is not engaged in any unfair labor practices.

(viii) The Company is not a party to any collective bargaining or other labor contracts with respect to employees of the Company and its Subsidiaries. True and complete copies of any collective bargaining or other labor agreements with respect to employees of the Company and its Subsidiaries as of the date of this Agreement have been provided or made available to Parent prior to the date hereof.

(r) Taxes. (i) The Company, each of its Subsidiaries and each Company Group has timely filed or caused to be filed (subject to any valid extension of time within which to file) all material Tax Returns required to be filed and all such material Tax Returns are true, complete and correct in all material respects, (ii) except with respect to Taxes for which an adequate reserve has been established in accordance with GAAP on the most recent consolidated financial statements included in the Company Reports filed prior to the date of this Agreement, the Company, each of its Subsidiaries and each Company Group has timely paid all Taxes due with respect to such filed Tax Returns or that the Company, such Subsidiary or such Company Group is obligated to pay without the filing of a Tax Return, (iii) each of the Company and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) the federal income and material state, local and foreign Tax Returns of the Company and each of its Subsidiaries and each Company Group have been examined by and settled with the United States Internal Revenue Service for all years through 2003, (v) all material deficiencies and assessments asserted with respect to Taxes as a result of any examinations or other audits by federal, state, local or foreign Tax authorities have been paid, fully settled or adequately provided for in the Company Reports filed prior to the date of this Agreement, and no material issue or claim has been asserted in writing for Taxes by any Tax authority for any prior period, other than those heretofore paid or provided for in the Company Reports filed prior to the date of this Agreement, (vi) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code, (viii) neither the Company nor any of its Subsidiaries are bound by any Tax sharing agreement with third parties, (ix) neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), or a transaction that is substantially similar to a “listed transaction,” and (x) there are no liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due.

For purposes of this Agreement, “Company Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which the Company or any Subsidiary is or has been a member for Federal, state or foreign tax purposes; “Tax Returns” means returns, reports, forms or other documentation required to be filed with any Governmental Entity responsible for the imposition or collection of Taxes (and any amendments, supplements and supporting documentation thereto); and “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, net worth, social security, worker’s compensation, excise, or property taxes, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

(s) No Payments Not Deductible Pursuant to Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(t) Compliance with Laws; Regulatory Matters.

(i) The business of the Company and its Subsidiaries is being conducted in compliance in all material respects with all applicable Laws. The Company is not debarred under the Generic Drug Enforcement Act of 1992 or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and, to its knowledge, does not employ or use the services of any individual who is debarred or otherwise excluded or restricted.

(ii) The Company and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities (“Permits”) that are necessary to conduct the Company’s business as currently conducted and where the failure to have such Permits would, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (such Permits, the “Company Permits”). All such Company Permits are valid and in full force and effect. Each of the Company and its Subsidiaries is, and at all times from January 1, 2003 through the date of this Agreement has been, in material compliance with the terms and requirements of such Company Permits. Since January 1, 2003, none of the Company and its Subsidiaries has received any written notice regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Company Permits, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permits. No Governmental Entity has at any time since January 1, 2003 challenged in writing the right of any of the Company and its Subsidiaries to develop, manufacture, market, license, distribute, promote, offer or sell any products.

(iii) Each of the product candidates of the Company and its Subsidiaries is being, and at all times since January 1, 2003, as applicable, has been, developed, tested, manufactured and stored, as applicable, in substantial compliance in all material respects with all applicable Laws.

(iv) The Company has made available to Parent each annual report filed by any of the Company and its Subsidiaries with the United States Food and Drug Administration (the “FDA”) with respect to any products of the Company or its Subsidiaries or any similar state or foreign Governmental Entity since January 1, 2003.

(v) The Company has made available to Parent (A) accurate copies of those portions of each New Drug Application (“NDA”), and each similar state or foreign regulatory filing made on behalf of any of the Company and its Subsidiaries since January 1, 2003, including all supplements and amendments and (B) certain correspondence received from the FDA and similar state and foreign Governmental Entities since January 1, 2003 that concerns a product of the Company or its Subsidiaries, in the case of (A) and (B) as set forth in Section 3.1(t)(v) of the Company Disclosure Schedule.

(vi) None of the Company and its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material

Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (B) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42. U.S.C. Section 1320a-7(b)) or the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), or (C) any equivalent statute of any country in the European Union. None of the Company and its Subsidiaries, nor to the knowledge of the Company (1) any officer or employee of the Company and its Subsidiaries, (2) any authorized agent of the Company and its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.

(vii) Since January 1, 2003, no clinical trial of a product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion.

(viii) Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, Aventis or any of its Affiliates have received a FDA Form 483 notice or similar notice with respect to the production plant for the Company’s products in Brindisi, Italy. A true and correct copy of any item set forth on Section 3.1(t)(viii) of the Company Disclosure Schedule has been made available to Parent.

(u) No Undisclosed Liabilities. Except for liabilities and obligations (i) set forth, accrued, reserved or otherwise reflected in the balance sheet of the Company as of March 31, 2005 included in the Company Reports (or referred to in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2005, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP.

(v) Contracts.

(i) True and correct copies have been made available to Parent of all legally binding written or oral contracts, agreements (including, without limitation, any employment, severance, change in control, or other similar agreement with employees and/or directors of the Company), guarantees, notes, mortgages, indentures, leases or licenses (each a “Contract”) to which the Company or any of its Subsidiaries is a party and has remaining obligations and which fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty; (B) any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (C) any Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (D) any Contract that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one-year period; (E) any Contract under which the Company or any of its Subsidiaries grants to any third party rights to Intellectual Property that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (F) any Contact under which the Company or any of its Subsidiaries licenses from any third party intellectual property that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (G) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (H) any joint venture or partnership Contract; (I) any Contract that grants any right of first refusal or right of first offer or similar right that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (J) any manufacturing or distribution Contract that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than

$500,000 in any one-year period; (J) any Contract for the lease or purchase of real property; and (K) any material Contract with any director, officer or Affiliate of the Company or any of its Subsidiaries (collectively, “Material Contracts”).

(ii) Each Material Contract is a legally binding arrangement of the Company or a Company Subsidiary and is in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Company and its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such Material Contract which default or breach would, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(w) Title to Properties. With respect to any material real property leased by the Company or any of its Subsidiaries and not subleased to a third party, the Company or such Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest. Except as would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have good title to, or a valid leasehold interests in, all real property and other material properties and assets owned or leased by the Company or such Subsidiary, in each case free of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever.

(x) Environmental Matters.

(i) (A) Except as would not be reasonably likely to result in material liability to the Company or its Subsidiaries, no real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) owned, operated, used or occupied by the Company or its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its Subsidiaries; (B) except as would not be reasonably likely to result in material liability to the Company, no real property formerly owned or operated or used by the Company or any of its Subsidiaries was contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its Subsidiaries; (C) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law or arising from Hazardous Substances; (D) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is a party to any indemnity or any other agreement with any third party, in each case which would be reasonably expected to result in material liability under any Environmental Law or otherwise relating to any Hazardous Substances; and (E) the Company and its Subsidiaries have obtained in a timely manner, maintained in effect, and are in compliance in all material respects with, all Permits required by applicable Environmental Law that are material to the Company’s business.

(ii) As used herein, the term “Environmental Law” means any Law (including without limitation principles of common law, directives, statues, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.

(iii) As used herein, the term “Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.

(y) Insurance. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.

SECTION 3.2 Representations and Warranties of Parent and Sub. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered to the Company by Parent on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent and Sub is a company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and Sub has all requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or in good standing would not be reasonably expected, either individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Certificate of Incorporation and Bylaws. The Parent has heretofore made available to the Company complete and correct copies of the Parent’s and Sub’s certificate of incorporation and bylaws (or comparable governing instruments), each as amended to date. The certificate of incorporation and bylaws or comparable governing instruments (“Parent Organizational Documents”) of each of the Parent and Sub so made available are in full force and effect as of the date hereof

(c) Corporate Authority. Each of Parent and Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Boards of Directors of Parent and Sub, and the Parent in its capacity as sole stockholder of Sub, have approved and adopted this Agreement and the Merger.

(d) No Conflicts. Neither the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will constitute or result in (A) a breach or violation of, or a default under the Organizational Documents of Parent, Sub or of any of Parent’s Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any contracts binding upon Parent, Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Sub or any of Parent’s Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations, creations or changes that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, no misleading.

(f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated by this Agreement will result in a violation of Law by Parent or Sub. The execution and delivery of this Agreement by Parent or Sub and the consummation of the transactions contemplated by this Agreement will not require any material action or consent or approval of, or review by, or registration or filing by Parent or Sub with any Governmental Entity, except for (i) filings under the HSR Act, (ii) any filings with or receipt of approvals or expiration of the waiting periods with respect to any filings made under antitrust Laws with other Governmental Entities, (iii) any filings or notices pursuant to securities Laws and stock exchange rules in the United States and Italy, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger, and (vi) actions, consents or approvals that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

(h) Capital Resources. Parent has or will have at Closing the funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

(i) Interested Stockholder. None of Parent, Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.

ARTICLE 4.

Covenants Relating to Conduct of Business; No Solicitation; Limitation on Capital Expenditures

SECTION 4.1 Conduct of Business. The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that from the date hereof and continuing until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed:

(a) the Company and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, to maintain and keep their properties and assets in good repair and condition, ordinary wear and tear excepted, to maintain in effect all governmental permits pursuant to which the Company or any of its Subsidiaries currently operates, to maintain in effect their existing relations with material customers, suppliers, distributors, and others having significant business dealings with them, and to comply in all material respects with all Laws, orders and permits applicable to them;

(b) neither the Company nor any of its Subsidiaries shall (i) amend or propose to amend their certificate of incorporation or their bylaws (or other comparable organizational documents); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary in the ordinary course of business consistent with past practice);

or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) except as provided for herein, as required under agreements already in existence or as required by applicable Law, there shall not be any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or the creation of or any amendment of any of the Company’s employee compensation and employee benefit plans, other than increases in compensation made in the ordinary course of business consistent with past practice;

(d) except for (x) dispositions set forth in the Company Disclosure Schedule, (y) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice and (z) dispositions by the Company or its Subsidiaries of its assets in accordance with the terms of its current restructuring and divestiture plans set forth in Section 4.1(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any portion of its property or assets (including stock or other ownership interests of its Subsidiaries) or (ii) other than supplies in the ordinary course of business consistent with past practice, acquire any amount of assets or capital stock of any other person;

(e) neither the Company nor any of its Subsidiaries shall make any change in accounting principles, practices or methods which is not required by U.S. GAAP or Italian generally accepted accounting principles;

(f) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than (i) the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, (ii) the issuance of Company Common Stock in respect of other equity compensation awards outstanding under the Employee Benefits Plans as of the date hereof in accordance with their terms, (iii) the issuance of Company Options and the grant of other equity compensation awards and the issuance of Company Common Stock upon the exercise of such options and in connection with such equity compensation awards to employees who are not directors or executive officers of the Company pursuant to the Employee Benefits Plans in accordance with their terms in the ordinary course of business consistent with past practice, and (iv) the issuance of Company Common Stock at the end of an Offering Period pursuant to the ESPP;

(g) neither the Company nor any of its Subsidiaries (as applicable) shall, except as set forth in Section 4.1(g) of the Company Disclosure Schedule, incur any material capital expenditures;

(h) neither the Company nor any of its Subsidiaries shall incur, create or assume any lien with respect to any asset (other than liens for Taxes not yet due and payable, liens imposed by Law such as carriers’, workmens’ or mechanics’ liens, or pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation to secure public or statutory obligations);

(i) neither the Company nor any of its Subsidiaries shall enter into any new line of business;

(j) neither the Company nor any of its Subsidiaries shall enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

(k) neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company and advances of expenses in the ordinary course of business consistent with past practice;

(l) neither the Company nor any of its Subsidiaries shall cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(m) neither the Company nor any of its Subsidiaries shall commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements entered into in the ordinary course of business consistent with past practice and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000;

(n) neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(o) neither the Company nor any of its Subsidiaries shall enter into any agreement with respect to its Intellectual Property or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company’s compounds or Products or otherwise extend, modify or amend any rights with respect to the foregoing;

(p) neither the Company nor any of its Subsidiaries shall enter into, modify or amend in a manner adverse to the Company, or terminate any Material Contract or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to the Company, other than any entry into, modification, amendment or termination of any such Material Contract in the ordinary course of business consistent with past practice;

(q) neither the Company, any Subsidiary, nor any Company Tax Group shall (i) make or change any material Tax election; (ii) except as required by applicable Law, file any amended material Tax Return; (iii) enter into any closing agreement with respect to Taxes; (iv) settle any material Tax claim or assessment; (v) surrender any right to claim a refund of Taxes; (vi) consent to any extension or waiver of the limitations period for the assessment of any Tax; or (vii) take any action outside the ordinary course of business whose effect would be to materially increase the present or future Tax liability or to materially decrease the present or future Tax assets, of the Company or any of its Subsidiaries;

(r) create any new Subsidiaries; and

(s) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by this Section 4.1.

SECTION 4.2 No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors or officers to, and shall use its commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below) or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any Person any nonpublic information with respect to, or (iii) approve or endorse or recommend any Takeover

Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Takeover Proposal or relating to any Takeover Proposal (other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (x) below); provided, however, that if, at any time prior to obtaining stockholder approval of adoption of this Agreement (the “Applicable Period”), the Company receives a bona fide Takeover Proposal that did not result from a breach of this Section 4.2(a), and the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 4.2(b) of this Agreement), and (B) after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable Law, the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable to the Company than those set forth in the Non-Disclosure and Standstill Agreement (the “Confidentiality Agreement”) dated as of November 18, 2003, as amended, between Parent and the Company (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to the Company a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. The Company shall, shall cause its Subsidiaries, officers and directors to, and shall use commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any third party (other than Parent or Sub) conducted heretofore with respect to any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or assets (a “Company Material Business”) that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of the Company or 10% or more of the voting power of any class of stock of any Subsidiary of the Company owning, operating or controlling a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of voting securities of the Company or 10% or more of the voting power of any class of stock of any Subsidiary of the Company owning, operating or controlling a Company Material Business, (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Subsidiary of the Company owning, operating or controlling a Company Material Business, in each case other than the transactions contemplated by this Agreement, or (v) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 10% of the assets of the Company (including its subsidiaries, taken as a whole).

(b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal.

(c) Notwithstanding the foregoing, in response to a Takeover Proposal that did not otherwise result from a breach of Section 4.2(a) of this Agreement, during the Applicable Period, the Board of Directors of the Company may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable Law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (B) approve or recommend, or propose to approve or recommend, such Superior Proposal (any of the foregoing actions contemplated by clause (A) or (B), a “Change of Recommendation”) or (C) terminate this Agreement pursuant to Section 7.1(f) of this Agreement, but only after:

(i) such Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal;

(ii) the Company shall have delivered to Parent written notice at least three Business Days prior to publicly effecting such Change of Recommendation or terminating this Agreement which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that the Company intends to effect a Change of Recommendation or terminate this Agreement;

(iii) during the three Business Day period referenced in clause (ii) above, the Company negotiates with Parent in good faith with respect to adjustments to the terms and conditions of this Agreement that Parent may suggest during such period; and

(iv) during the three Business Day period referenced in clause (ii) above, such Board of Directors does not conclude in good faith that such Takeover Proposal (including any adjustments thereto during such three Business Day period) no longer constitutes a Superior Proposal.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Takeover Proposal and (iii) the conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement).

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall (i) as promptly as practicable advise Parent of any Takeover Proposal, the principal terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal, (ii) provide Parent with (A) a copy of all written materials provided by or on behalf of such person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal and (B) notice of the Company’s intention to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company and its Subsidiaries to such third party, furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished). The Company shall keep Parent informed of the status and details (including providing notice to Parent promptly, and in any event within 24 hours, of any changes to any material term thereof) of any such Takeover Proposal. Contemporaneously with any termination by the Company of this Agreement pursuant to Section 7.1(b)(i) of this Agreement, the Company shall provide Parent with a written verification that it has complied with its obligations pursuant to this Section 4.2.

(e) Nothing contained in this Section 4.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law, including the Board of Directors’ duty of candor to the stockholders of the Company or (ii) taking actions permitted by Section 4.1(d) of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE 5.

Additional Agreements

SECTION 5.1 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as practicable after the Proxy Statement is transmitted to Parent for its review.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.2 of this Agreement, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement and shall use commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of the Merger.

SECTION 5.2 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law (including European and Italian privacy Law), the Company agrees that upon reasonable notice it shall (and shall cause its Subsidiaries to) afford Parents’ representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, employees, auditors, to its properties, offices, books, contracts and records (including Tax records and the workpapers of the Company’s independent accountants), and, during such period, the Company shall (and shall cause its Subsidiaries to) (i) furnish promptly to Parent and Sub all information concerning its business, properties and personnel as may reasonably be requested, (ii) help facilitate reasonable access for Parent, at such times as Parent and its representatives may reasonably request, to persons having a material business relationship with the Company; and (iii) otherwise assist Parent and its representatives in becoming familiar with the Company’s existing and prospective businesses and assets and liabilities to such extent and at such times as Parent and its representatives may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b) No information or knowledge obtained in any investigation pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the filings set forth on Section 5.3 of the Company Disclosure Schedule, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 5.3 shall require Parent or any of its Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason, to sell, divest or otherwise dispose of, or permit the sale, divestiture or other disposition of, (A) any assets of the Company or any of its Subsidiaries to the extent that the value of such assets would be material to the Company and its Subsidiaries, taken as a whole, or (B) any assets of Parent or any of its Subsidiaries to the extent that the value of such assets of Parent or any of its Subsidiaries would, if owned by the Company or any of its Subsidiaries, be material to the Company and its Subsidiaries, taken as a whole.

SECTION 5.4 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation will (subject to this Section 5.4 and Section 5.5 of this Agreement), or, as applicable, will cause its Subsidiaries to, honor all obligations under any contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments of the Company and its Subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or as permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or any of its Subsidiaries; provided, however, that this undertaking is not intended to prevent the Surviving Corporation or its Subsidiaries from amending, modifying, suspending, revoking or terminating any such contract, agreement, collective bargaining agreement or commitment. The Surviving Corporation acknowledges on behalf of itself and its Subsidiaries that the Merger and the transactions contemplated by this Agreement shall constitute a “Change of Control” or a “Change in Control,” as applicable under the Employee Benefit Plans. Until the first anniversary of the Effective Time, Surviving Corporation shall provide, or shall cause to be provided, to employees of the Company or its Subsidiaries (exclusive of any employees who are subject to a collective bargaining agreement) immediately prior to the Effective Time (the “Company Employees”) compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Effective Time.

(b) Until the first anniversary of the Effective Time, the Company Employees (other than Company Employees who are party to individual agreements providing for severance benefits) shall be eligible to receive severance benefits in amounts and on terms and conditions no less favorable than those provided to Company Employees pursuant to policies (severance benefit provisions contained in individual agreements with Company Employees shall not be used for purposes of determining comparability of severance policies) in effect immediately prior to the Effective Time.

(c) Subject to its obligations under applicable Law and applicable collective bargaining agreements, the Parent and the Surviving Corporation, as well as each of their respective Subsidiaries, shall give credit under each of their respective employee benefit plans, programs and arrangements in which Company Employees participate to Company Employees for all service prior to the Effective Time with the Company or Parent or their respective Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given under similar plans, programs and arrangements by the Company or Parent or any of their respective Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by the Company or Parent or their respective Subsidiaries, as applicable, but not (i) to the extent crediting such service would result in duplication of benefits, or (ii) for purposes of benefit accrual under any defined benefit pension plan.

SECTION 5.5 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of the Company and its Subsidiaries, as provided in the Organizational Documents or other indemnification agreements in effect as of the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors, officers, employees and fiduciaries under benefit plans currently indemnified of the Company or its Subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of the Surviving Corporation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Surviving Corporation.

(b) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by the Company covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement; provided, however, that in no event will Parent or the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium) . In addition, the Company may satisfy its obligations under this Section 5.5(b) by purchasing a six-year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder.

(c) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will jointly and severally indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries, determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable Law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether an Indemnified Person is entitled to indemnification or advancement of expenses hereunder pursuant to applicable Law shall be made by independent counsel jointly selected by the Surviving Corporation and such Indemnified Person. Parent or the Surviving Corporation will have the right to assume and control the defense of any action for which indemnification is sought hereunder or under the Company’s Organizational Documents or indemnification agreements. Parent and the Surviving Corporation shall be obligated to pay for only one firm or counsel for all indemnified parties in any jurisdiction, except to the extent there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such indemnified party and any other indemnified party, in which case each indemnified party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such indemnified party. The indemnified parties shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

(d) The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, as the case may be, to whom this Section 5.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.6 Fees and Expenses.

(a) Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay Parent a fee of $58 million (the “Termination Fee”), if this Agreement is terminated:

(i) pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(c), and prior to such termination a Takeover Proposal shall have been publicly disclosed and, except with respect to a Takeover Proposal that is consummated or with respect to which an Acquisition Agreement is entered into by the Company or any of its Subsidiaries during the nine-month period following such termination (a “Subsequent Takeover Proposal”), not withdrawn or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, except with respect to a Subsequent Takeover Proposal, not withdrawn such intention, and within nine months of such termination the Company or any of its Subsidiaries enters into any Acquisition Agreement related to any Takeover Proposal (and the Takeover Proposal set forth in such Acquisition Agreement is subsequently consummated, whether during or after such nine-month period) or consummates a Takeover Proposal (for the purposes of the foregoing (and Section 7.1(e)) the terms “Acquisition Agreement” and “Takeover Proposal” shall have the meanings assigned to such terms in Section 4.2 of this Agreement except that the references to “10%” in the definition of “Takeover Proposal” in Section 4.2(a) of this Agreement shall be deemed to be references to “50%”);

(ii) pursuant to Section 7.1(e); or

(iii) pursuant to Section 7.1(f).

(c) The Termination Fee shall be payable by wire transfer of same day funds immediately upon termination pursuant to Section 7.1(f), within two Business Days of termination pursuant to Section 7.1(e), and upon consummation of a Takeover Proposal after termination pursuant to the circumstances described in Section 5.6(b)(i).

(d) The Company acknowledges that the agreements contained in Section 5.5(b) of this Agreement are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.5(b) of this Agreement, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in Section 5.5(b) of this Agreement, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

SECTION 5.7 Public Announcements. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.8 Rights Agreement. The Board of Directors of the Company shall take all further action reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

SECTION 5.9 Conduct of Parent. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as consented to in writing by the Company, none of Parent or any of its Subsidiaries shall make any acquisition that is reasonably likely to (i) materially impair Parent’s ability to consummate the transactions contemplated by this Agreement or (ii) cause a material delay of the Merger.

SECTION 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the

Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 5.11 Notice of Certain Events. The Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, (i) any representation or warranty becoming untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the failure by the Company to comply with any of its covenants such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that in no event will the failure of the Company to deliver notice to Parent pursuant to clause (i) be considered a failure of the condition set forth in Section 6.2(b) or a basis for termination pursuant to Section 7.1(c) as it relates to a breach of covenants. The Company’s satisfaction of its obligations under this Section 5.11 shall not relieve the Company of its obligations under this Agreement and no information delivered to Parent pursuant to this Section 5.11 shall update the Disclosure Schedule.

ARTICLE 6.

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and either the antitrust agencies of the countries listed on Section 5.3 of the Company Disclosure Schedule shall have approved the Merger or applicable waiting periods under the antitrust Laws of the countries set forth on Schedule 5.3 shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (collectively, the “Restraints”) shall be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of such representations and warranties (other than the representations and warranties set forth in Section 3.1(c), which shall be true and correct in all material respects) to be true and correct that would not, either individually or in the aggregate, constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties, all materiality and Company Material Adverse Effect qualifications in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, or to compel the Company, Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company.

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in paragraph (c) of this Section 6.2 shall be in effect.

(e) Material Adverse Change. Since the date of this Agreement, no Company Material Adverse Change shall have occurred and not been cured.

(f) FIRPTA. The Company shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the period described in Section 897(c)(1)(A)(ii) of the Code; or (ii) as of the expiration of the Offer, interests in the Company are not United States real property interests by reason of Section 897(c)(1)(B) of the Code.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications in such representations and warranties shall be disregarded). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3 of this Agreement, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3 of this Agreement.

ARTICLE 7.

Termination, Amendment and Waiver

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the receipt of Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by the nine-month anniversary of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of a covenant in this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; and provided, further, that, if on the Termination Date the conditions to the Closing set forth in Sections 6.1(b) of this Agreement shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall automatically be extended until the date that is the twelve-month anniversary of this Agreement;

(ii) if any Restraint having any of the effects set forth in Section 6.1(c) of this Agreement shall be in effect and have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint; or

(iii) the Stockholder Approval as required by Section 6.1(a) of this Agreement shall not have been obtained at the Stockholder’s Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent if (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) of this Agreement and (B) is incapable of being cured (or is not cured) by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform by Parent, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.2(c) of this Agreement shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) of this Agreement and (B) is incapable of being cured (or is not cured) by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company;

(e) by the Parent if prior to obtaining Stockholder Approval (A) the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or adversely modified, or proposed publicly to withdraw or adversely modify, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) shall fail to reaffirm publicly such approval or recommendation within 10 Business Days of receipt of the Parent’s written request at any time when a Takeover Proposal shall have been made and not rejected by the Board of Directors of the Company, provided, that, such 10-Business Day period shall be extended for 10 Business Days following any material modification to such Takeover Proposal occurring after the receipt of Parent’s written request and provided, further, that such 10-Business Day period shall recommence each time a Takeover Proposal has been made following the receipt of Parent’s written request by a person that had not made a Takeover Proposal prior to the receipt of Parent’s written request, (iii) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Takeover Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (B) there has been a material and intentional breach of Section 4.2;

(f) by the Company in accordance with Section 4.2(c) of this Agreement, provided, that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with Section 4.2 of this Agreement and with applicable requirements, including the payment of the Termination Fee in Section 5.6 of this Agreement; or

(g) by Parent if a Company Material Adverse Change shall have occurred and, if such Company Material Adverse Change is reasonably capable of being cured, such Company Material Adverse Change shall not have been cured.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1 of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.1(l) (Finders’ Fees), the penultimate sentence of Section 5.2 (Access to Information; Confidentiality), Section 5.6 (Fees and Expenses), this Section 7.2 and Article VIII of this Agreement, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3 Amendment. Subject to the provisions of applicable Law, at any time before or after the Stockholder Approval, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Stockholder Approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisos of Section 7.3 of this Agreement, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.1 of this Agreement or an amendment of this Agreement pursuant to Section 7.3 of this Agreement shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.

ARTICLE 8.

General Provisions

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telecopy No.: 212-808-8924

Attention: Vice Chairman and General Counsel

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Telecopy No.: (212) 504-6666

Attention: Dennis J. Block, Esq.

if to the Company, to:

Vicuron Pharmaceuticals, Inc.

455 South Gulph Road, Suite 305

King of Prussia, PA 19406

Telecopy No.: (610) 205-2333

Attention: Chief Executive Officer

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, California 94111

Telecopy No.: (415) 984-8701

Attention: Peter T. Healy, Esq.

                  Steve L. Camahort, Esq.

SECTION 8.3 Definitions. For purposes of this Agreement;

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;

(c) “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance, effect, occurrence, state of facts or development (any such item, other than such items disclosed in either the Disclosure Schedule or the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from January 1, 2003 until the date of this Agreement, an “Effect”) which individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Change or Company Material Adverse Effect, that is or is reasonably likely to be (i) materially adverse to the business, assets, properties, results of operations or financial condition, taken as a whole, of the Company or (ii) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger; provided that none of the following Effects shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect or Company Material Adverse Change: (A) changes affecting the United States economy or any United States or Italian securities market in general (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (B) changes or developments in the pharmaceutical industries in which the Company participates (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (C) changes resulting from political instability, acts of terrorism or war, (D) changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, (E) any change in Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect or Company Material Adverse Change), (F) the determination by, or the delay of a determination by, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of Company’s products, (G) the result of any clinical trial, or (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect or Company Material Adverse Change);

(d) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Sub of the transactions contemplated hereby;

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.4 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be limited by the words “without limitation.” The parties hereto acknowledge that each party has participated in the drafting of and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived.

SECTION 8.5 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party need not sign the same counterpart.

SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, (including any annexes, schedules and exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.5, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any person other than the parties hereto.

SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.9 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Sub, whereupon all references herein to Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Sub as of the date of his Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

SECTION 8.10 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PFIZER INC.

By:	/s/ DAVID SHEDLARZ
Name: David L. Shedlarz
Title:

VIPER ACQUISITION CORP.

By:	/s/ DAVID SHEDLARZ
Name: David L. Shedlarz
Title:

[SIGNATURE PAGE TO MERGER AGREEMENT]

VICURON PHARMACEUTICALS, INC.

By:	/s/ GEORGE F. HORNER III
Name: George F. Horner III
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX B

Opinion of Morgan Stanley & Co. Incorporated

1585 Broadway
New York, NY 10036

June 15, 2005

Board of Directors

Vicuron Pharmaceuticals Inc.

455 South Gulph Road

Suite 305

King of Prussia, PA 19406

Members of the Board:

We understand that Vicuron Pharmaceuticals Inc. (the “Company”), Pfizer Inc. (the “Parent”), and Viper Acquisition Corp., a wholly owned subsidiary of the Parent (“Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 15, 2005 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Sub with and into the Company. Pursuant to the Merger, the separate existence of Sub will cease, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0,001 per share (the “Company Common Stock”), of the Company other than shares held in treasury or held by the Parent, Sub or any subsidiary of the Company or the Parent, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $29.10 per share in cash. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Stock;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable to the Company and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	discussed the information relating to the strategic rationale for the Merger with senior management of the Company;

ix)	participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

x)	reviewed the Agreement and certain related documents; and

xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

B-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any material waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed Merger, no material delays, limitations, conditions or restrictions will be imposed. We have relied upon, without independent verification, the assessment by the management of the Company of the strategic rationale for the Merger and the validity of, and risks associated with, the Company’s existing and future intellectual property and products. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and the Parent and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, the Parent, or any other company that may be involved in this transaction.

It is understood that this letter is for the information and use of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in respect of the Merger with the Securities and Exchange Commission if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Peter N. Crnkovich
Peter N. Crnkovich
Managing Director

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Vital medicine for seriously ill patients

[PROXY CARD (face)]

VICURON PHARMACEUTICALS INC.

455 South Gulph Road, Suite 305

King of Prussia, Pennsylvania 19406

United States of America

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George F. Horner III and Dov A. Goldstein, M.D. as Proxies, each with full power of substitution and re-substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Vicuron Pharmaceuticals Inc. held of record by the undersigned on July 18, 2005, at the Special Meeting of Stockholders to be held on August 15, 2005 (the “Special Meeting”) and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement in connection with the Special Meeting, each dated July 19, 2005, and hereby revokes any proxy or proxies heretofore given.

(Continued on reverse side)

[PROXY CARD (reverse)]

SPECIAL MEETING OF STOCKHOLDERS OF

VICURON PHARMACEUTICALS INC.

August 15, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN

1.      To adopt the Agreement and Plan of Merger dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pfizer, and Vicuron Pharmaceuticals Inc.

	☐	☐	☐

2. To grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 (UNLESS THIS PROXY IS VOTED AGAINST PROPOSAL 1, IN WHICH CASE IT WILL ALSO BE VOTED AGAINST PROPOSAL 2).

All other proxies heretofore given the undersigned to vote shares of stock of Vicuron Pharmaceuticals Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[ITALIAN PROXY CARD]

DELEGA DI VOTO

VICURON PHARMACEUTICALS INC.

LA PRESENTE DELEGA E’ SOLLECITATA PER CONTO DEL CONSIGLIO D’AMMINISTRAZIONE

Il sottoscritto il cui nominativo è stato comunicato dall’intermediario a Vicuron per mezzo della Comunicazione per l’Intervento in Assemblea ai sensi dell’art. 34-bis del Regolamento Consob n.11768/ 1998, delega George F. Horner III e Dov A. Goldstein, M.D., ciascuno con pieni poteri di nominare propri sostituti nonché sostituti di questi ultimi, a rappresentarlo nell’Assemblea Straordinaria degli azionisti che si terrà in data 15 agosto 2005 (l’“Assemblea Straordinaria”), ed in ogni successiva convocazione o rinvio della stessa, nonché ad esercitare, conformemente alle istruzioni sotto indicate, i diritti di voto connessi alle azioni ordinarie di Vicuron Pharmaceuticals Inc. registrate in nome del sottoscritto alla data del 18 luglio 2005 per le quali sia stata conferita la delega. Il sottoscritto dichiara di aver ricevuto l’Avviso di Convocazione dell’Assemblea Straordinaria e la Proxy Statement relativa all’Assemblea Straordinaria, aventi data 19 luglio 2005, e revoca tutte le deleghe rilasciate finora.

QUESTA DELEGA, DEBITAMENTE SOTTOSCRITTA ED INVIATA CONGIUNTAMENTE A COPIA DELLA COMUNICAZIONE PER L’INTERVENTO IN ASSEMBLEA RILASCIATA DALL’INTERMEDIARIO AI SENSI DELL’ART. 34-BIS DEL REGOLAMENTO CONSOB N. 11768/1998, CONFERISCE IL POTERE DI VOTARE CONFORMEMENTE ALLE ISTRUZIONI IN ESSA CONTENUTE. NEL CASO IN CUI NON SIA CONTENUTA ALCUNA ISTRUZIONE, QUESTA DELEGA CONFERISCE IL POTERE DI VOTARE A FAVORE DELLE PROPOSTE 1 E 2 (SALVO QUALORA SI VOTI CONTRO LA PROPOSTA 1, CASO IN CUI SI DOVRÀ VOTARE ANCHE CONTRO LA PROPOSTA 2).

Siete pregati di sottoscrivere la presente delega in modo leggibile, indicando il Vostro nominativo, corrispondente a quello riportato nella copia della Comunicazione per l’Intervento in Assemblea rilasciata dall’intermediario ai sensi dell’art. 34-bis del Regolamento Consob n. 11768/1998. Qualora l’azione sia cointestata, ciascuno dei cointestatari dovrà sottoscrivere la presente delega. Se si sottoscrive in qualità di procuratore, esecutore, curatore, fiduciario o tutore occorre specificare tale titolo. Le società di capitali, le società di persone e le associazioni sottoscrivono tramite un legale rappresentante, che dovrà indicare tale titolo.

Il consiglio di amministrazione raccomanda il voto “a favore” delle proposte 1 e 2.

☒	Siete pregati di barrare le caselle come nell’esempio.

		A FAVORE	CONTRO	ASTENUTO

1.	Adottare il Contratto ed il Piano di Fusione, datati 15 giugno 2005, tra Pfizer Inc., società del Delaware,Viper Acquisition Corp., società del Delaware interamente controllata da Pfizer, e Vicuron Pharmaceuticals, Inc.	☐	☐	☐

2.	Riconoscere il potere discrezionale di aggiornare l’Assemblea Straordinaria di Vicuron ad altra data e ad altro luogo al fine di permettere la sollecitazione di altre deleghe.	☐	☐	☐

3.	A loro discrezione, i soggetti delegati ai sensi della presente delega hanno il diritto di votare su tutte le questioni che vengano in essere nel corso dell’Assemblea Straordinaria, ed in qualsiasi sua nuova convocazione o rinvio.

ISTRUZIONI DI VOTO

(a)	Barrare le caselle precedenti con riferimento alle proposte 1 e 2.

(b)	Scrivere qui sotto in maniera leggibile il proprio nominative, corrispondente a quello riportato nella copia della Comunicazione per l’Intervento in Assemblea rilasciata dall’intermediario ai sensi dell’art. 34-bis del Regolamento Consob n. 11768/1998.

Scrivere qui il proprio nome e cognome:

(c)	Firmare e datare la presente delega nell’apposito spazio qui sotto.

(d)	Trasmettere sia la delega firmata che la copia della Comunicazione per l’Intervento in Assemblea rilasciata dall’intermediario ai sensi dell’art. 34-bis del Regolamento Consob n. 11768/1998 al seguente indirizzo, o per posta o via fax:

Vicuron Pharmaceuticals Inc.

Attn: Silvio Monti

Via Roberto Lepetit n. 34

Gerenzano, Italy 21040

FAX: +39 02 964-74-493

(e)	Allegare la copia della Comunicazione per l’Intervento in Assemblea rilasciata dall’intermediario ai sensi dell’art. 34-bis del Regolamento Consob n.11768/1998

(f)	Scadenza: la delega dovrà essere recapitata al suddetto indirizzo (per posta o per fax) non più tardi del 10 agosto 2005. Qualora deleghiate il vostro voto successivamente al 10 agosto 2005, è vivamente consigliato di inviare la documentazione anche via fax al numero suddetto.

Tutte le altre deleghe di voto concesse dal sottoscritto in relazione alle azioni ordinarie di Vicuron Pharmaceuticals Inc., in base alle quali il sottoscritto avrebbe il potere di votare nell’Assemblea Straordinaria o in ogni sua ulteriore convocazione o rinvio, qualora fosse presente, sono espressamente revocate.

Firma                                                                Firma                                                                Data:                                                               , 2005

[ITALIAN PROXY CARD (English translation)]

PROXY CARD

VICURON PHARMACEUTICALS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned who is referred to as the holder of the shares in the Notice of Participation in the Italian Central Depository System issued and submitted to Vicuron, pursuant to Italian law (Article 34-bis of CONSOB Regulation 11768/1998), hereby appoints George F. Horner III and Dov A. Goldstein, M.D. as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Vicuron Pharmaceuticals Inc. held of record by the undersigned on July 18, 2005, over which the undersigned has been named as Proxy, at the Special Meeting of Stockholders to be held on August 15, 2005 (the “Special Meeting”) and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement in connection with the Special Meeting, each dated July 19, 2005, and hereby revokes any proxy or proxies heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED AND SUBMITTED TOGETHER WITH COPY OF THE NOTICE OF PARTICIPATION IN THE ITALIAN CENTRAL DEPOSITORY SYSTEM ISSUED AND SUBMITTED TO VICURON PURSUANT TO ITALIAN LAW (ARTICLE 34-BIS OF CONSOB REGULATION 11768/1998), WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 (UNLESS THIS PROXY IS VOTED AGAINST PROPOSAL 1, IN WHICH CASE IT WILL ALSO BE VOTED AGAINST PROPOSAL 2).

Please sign neatly, specifying your name exactly as it appears on the copy of the Notice of Participation issued pursuant to Italian Law (article 34-bis of CONSOB Regulation 11768/1998). When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, a partnership or an association, please sign by duly authorized officer, giving full title as such.

The board of directors recommends a vote “for” proposals 1 and 2.

☒ Please mark your votes as in this example.

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pfizer, and Vicuron Pharmaceuticals Inc.	☐	☐	☐

2. To grant discretionary authority to adjourn the Vicuron special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

VOTING INSTRUCTIONS

(a)	Please mark your votes in the boxes above regarding Proposal 1 and Proposal 2.

(b)	Please print your name neatly in the space below exactly as it appears on the copy of the Notice of Participation issued pursuant to Italian Law (article 34-bis of CONSOB Regulation 11768/1998):

Sign your first name and last name:

(c)	Please sign and date this card in the space provided below.

(d)	Please submit BOTH this signed proxy card AND a copy of the Notice of Participation issued pursuant to Italian Law (article 34-bis of CONSOB Regulation 11768/1998) to the following address either by mail or by fax:

Vicuron Pharmaceuticals Inc.

Attn: Silvio Monti

Via Roberto Lepetit n. 34

Gerenzano, Italy 21040

FAX: +39 02 964-74-493

(e)	You should include a copy of the Notice of Participation issued pursuant to Italian Law (article 34-bis of CONSOB Regulation 11768/1998).

(f)	Deadline: Your proxy card must be received at the above address (by mail or fax) no later than August 10, 2005. If you are depositing your vote in the mail after August 10, 2005, we recommend that you also submit the papers by fax to the above number.

All other proxies heretofore given by the undersigned to vote shares of stock of Vicuron Pharmaceuticals Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

Signature	Signature	Date:	, 2005